EXHIBIT (a) (1) (i)

Offer To Purchase For Cash

Any and All Outstanding Ordinary Shares

and

Any and All Outstanding American Depositary Shares,

each representing one Ordinary Share

of

Invitel Holdings A/S

(formerly Hungarian Telephone and Cable Corp.)

at

$4.50 Net per Ordinary Share

and

$4.50 Net per American Depositary Share,

by

Hungarian Telecom (Netherlands) Cooperatief U.A.

an indirect wholly owned subsidiary of certain investment partnerships directly or indirectly advised by

Mid Europa Partners LLP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 7, 2010, UNLESS THE OFFER IS EXTENDED.

Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of The Netherlands, with its registered address at Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands (the “Offeror”), and indirectly wholly owned by certain investment partnerships, each of which is directly or indirectly advised by Mid Europa Partners LLP (the “Sponsor”), is offering to purchase (the “Offer”) (i) any and all of the outstanding ordinary shares, par value €0.01 (the “Invitel Shares”), and (ii) any and all of the outstanding American Depositary Shares, each of which represents one Invitel Share (the “Invitel ADSs”), and is evidenced by an American Depositary Receipt (the “Invitel ADRs”), of Invitel Holdings A/S, a public limited company organized under the laws of Denmark (“Invitel”), that are not already owned by the Offeror, at a purchase price of $4.50 per Invitel Share or Invitel ADS, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this offer document (this “Offer to Purchase”) and in the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is not conditioned upon any minimum number of Invitel Shares or Invitel ADSs being tendered. The Offer, however, is subject to certain conditions set forth in this Offer to Purchase. See “The Offer—Section 13. Conditions to the Offer” in this Offer to Purchase.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

December 7, 2009

IMPORTANT

If you wish to tender all or any portion of your Invitel Shares or Invitel ADSs in the Offer, this is what you must do:

•

If you hold Invitel Shares and wish to accept the Offer, you must complete, sign and send to Nordea Bank Danmark A/S, Securities Operations (the “Danish Settlement Agent”) through your own custodian bank or stockbroker on or prior to the Expiration Date the acceptance form (“Form of Acceptance”) that will be provided to you upon request by the Danish Settlement Agent and submit the Form of Acceptance to your custodian bank or stockbroker taking into account any time needed for your custodian bank or stockbroker to forward the Form of Acceptance to the Danish Settlement Agent on or prior to the Expiration Date. To obtain a copy of the Form of Acceptance, you must request a copy from the Danish Settlement Agent by calling the Danish Settlement Agent at the telephone number set forth on the back cover page of this Offer to Purchase.

•

If you hold Invitel ADSs and wish to accept the Offer, then acceptances of the Offer must be received by American Stock Transfer Trust Company, LLC (the “U.S. Settlement Agent”) either through the delivery of a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents or through book-entry transfer procedures, on or prior to the Expiration Date. If you desire to tender your Invitel ADSs pursuant to the Offer and the physical certificates of the Invitel ADRs evidencing your Invitel ADSs (the “ADR Certificates”) are not immediately available or if you cannot deliver the ADR Certificates and all other required documents to the U.S. Settlement Agent on or prior to the Expiration Date, or if you cannot complete the procedure for delivery by book-entry transfer on a timely basis, your Invitel ADSs may nevertheless be tendered pursuant to the guaranteed delivery procedures described herein.

The holders of Invitel Shares (“Invitel Shareholders”) and the holders of Invitel ADSs (“Invitel ADS Holders”) bear the risk of timely receipt by the Danish Settlement Agent or the U.S. Settlement Agent of any acceptances. For more information about the procedures for accepting the Offer, see “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. An Invitel Shareholder or Invitel ADS Holder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance.

SUMMARY TERM SHEET

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

The Offeror is a cooperative association organized under the laws of The Netherlands. The Offeror is the owner of 12,450,393 Invitel Shares, representing approximately 74.4% of the outstanding Invitel Shares, including Invitel Shares represented by Invitel ADSs. As of the date hereof, the direct and indirect holder of all of the membership interests in the Offeror is Hungarian Telecom LP (“Hungarian Telecom”) and the indirect holder of all of the membership interests in the Offeror is Mid Europa Fund III LP (the “Fund”), an investment partnership, whose principal business is to achieve long-term capital appreciation by taking a significant stake in portfolio companies focused on Central and Eastern Europe and taking an active role to influence their operations and management. The sole general partner of the Fund is Mid Europa III GP LP (“GP LP”) and the sole general partner of GP LP is Mid Europa III Management Limited (“Management Limited”) which is also the sole general partner of Hungarian Telecom. Management Limited is directly and indirectly advised by the Sponsor. Hungarian Telecom, the Fund, GP LP, and Management Limited are collectively referred to as the “Mid Europa Entities” and, together with the Sponsor and the Offeror, the “Mid Europa Group”. The Sponsor is a leading independent private equity investment firm focused on Central and Eastern Europe, with approximately €3.2 billion of assets under management.

For more information about us and some of our affiliated entities and shareholders, see “The Offer—Section 10. Certain Information Concerning the Offeror and the Mid Europa Entities.”

What securities are you offering to purchase?

We are offering to purchase any and all of the outstanding Invitel Shares and any and all of the outstanding Invitel ADSs that we do not already own.

The total number of Invitel Shares (including Invitel Shares represented by Invitel ADSs) outstanding as of the date hereof is 16,725,733.

For more information, see the “Introduction” to this Offer to Purchase, “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 9. Certain Information Concerning Invitel.”

How much are you offering to pay and what is the form of payment?

We are offering to pay $4.50 per Invitel Share or per Invitel ADS, net to the seller in cash, without interest thereon and less any applicable withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

Will I have to pay any fees or commissions? Is the payment subject to withholding of taxes?

If you are the record owner of the Invitel Shares or Invitel ADSs you hold and you tender your Invitel Shares or Invitel ADSs to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your Invitel Shares or Invitel ADSs through a broker or other nominee, and your broker tenders your Invitel Shares or Invitel ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Payments in connection with the Offer may also be subject to backup United States federal income tax withholding at a rate of 28%, if certain requirements are not met. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs” and “The Offer—Section 6. Certain United States Federal Income Tax Consequences.”

What is the market value of my Invitel Shares or Invitel ADSs as of a recent date?

The Invitel ADSs are traded on the NYSE Amex Stock Exchange (the “NYSE Amex”) under the symbol “IHO.” Each Invitel ADS represents one Invitel Share. On December 4, 2009, the last full trading day before we announced our Offer, the last reported closing price reported on the NYSE Amex for Invitel ADSs was $3.55 per Invitel ADS. We encourage you to obtain a recent quotation for Invitel ADSs in deciding whether to tender your Invitel ADSs. Invitel Shares are not separately traded on any securities exchange. Therefore, there is no current market price available for the Invitel Shares. See “The Offer—Section 8. Price Range of the Invitel Shares and Invitel ADSs; Dividends.”

Do you have the financial resources to make payment?

Yes. We estimate the total amount of funds necessary to purchase all of the outstanding Invitel Shares and Invitel ADSs that we do not already own and to pay related fees and expenses to be approximately $19.8 million. We have sufficient cash and cash equivalents on hand to purchase all Invitel Shares and Invitel ADSs validly tendered in the Offer. The funds required to purchase all Invitel Shares and Invitel ADSs tendered and not withdrawn in the Offer will be contributed to us by the Fund. The Offer is not subject to any financing condition. See “The Offer—Section 11. Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Invitel Shares or Invitel ADSs in the Offer?

We do not think our financial condition is relevant to your decision whether to tender your Invitel Shares or Invitel ADSs and accept the Offer because:

•	the Offer is being made for any and all outstanding Invitel Shares and Invitel ADSs that are not already owned by us solely for cash;

•	the Offer is not subject to any financing condition; and

•

we have sufficient funds available to purchase all Invitel Shares and Invitel ADSs tendered and not withdrawn in the Offer in light of our financial capacity in relation to the amount of consideration payable.

See “The Offer—Section 11. Source and Amount of Funds.”

What are the conditions to the Offer?

The Offer is not conditioned upon any minimum number of Invitel Shares or Invitel ADSs being tendered. The Offer is, however, subject to certain conditions described in detail elsewhere in this Offer to Purchase. Each of the conditions may, to the extent permitted by applicable law, be waived by us in our sole discretion. See “The Offer—Section 13. Conditions to the Offer” and “The Offer—Section 15. Certain Legal Matters; Regulatory Approvals.”

How much time do I have to decide whether to tender my Invitel Shares or Invitel ADSs?

You may tender your Invitel Shares or Invitel ADSs and accept the Offer until 12:00 midnight, New York City time, on January 7, 2010 (the “Expiration Date”), which is the end of the day on January 7, 2010. Your acceptance of the Offer must be communicated, with respect to Invitel Shares, to the Danish Settlement Agent through your own custodian bank or stockbroker or, with respect to Invitel ADSs, to the U.S. Settlement Agent, on or prior to the Expiration Date.

If holders of Invitel ADSs desire to tender their Invitel ADSs pursuant to the Offer and the ADR Certificates are not immediately available or such holder cannot deliver the ADR Certificates and all other required documents to the U.S. Settlement Agent on or prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Invitel ADSs may nevertheless be tendered through guaranteed delivery procedures provided certain conditions are satisfied.

For more information on these procedures, see “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs.”

Can the Offer be extended and how will I be notified if the Offer is extended?

We may, in our sole discretion, elect to extend the Offer at any time or from time to time for any reason. If we extend the Offer, we will notify the Danish Settlement Agent and the U.S. Settlement Agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs.” If the Offer is extended you may accept the Offer until the expiration of the extended offer period.

How do I tender my Invitel Shares or Invitel ADSs?

If you wish to tender all or any portion of your Invitel Shares or Invitel ADSs in the Offer, this is what you must do:

•

If you hold Invitel Shares and wish to accept the Offer, you must complete, sign and send to the Danish Settlement Agent through your own custodian bank or stockbroker on or prior to the Expiration Date the Form of Acceptance that will be provided to you upon request by the Danish Settlement Agent and submit the Form of Acceptance to your custodian bank or stockbroker taking into account any time needed for your custodian bank or stockbroker to forward the Form of Acceptance to the Danish Settlement Agent on or prior to the Expiration Date. To obtain a copy of the Form of Acceptance, you must request a copy from the Danish Settlement Agent by calling the Danish Settlement Agent at the telephone number set forth on the back cover page of this Offer to Purchase.

•

If you hold Invitel ADSs and wish to accept the Offer, then acceptances of the Offer must be received by the U.S. Settlement Agent either through the delivery of a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents or through book-entry transfer procedures, on or prior to the Expiration Date. These materials must reach the U.S. Settlement Agent on or prior to the Expiration Date. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs.” If you desire to tender your Invitel ADSs pursuant to the Offer and the ADR Certificates are not immediately available or if you cannot deliver the ADR Certificates and all other required documents to the U.S. Settlement Agent on or prior to the Expiration Date, or if you cannot complete the procedure for delivery by book-entry transfer on a timely basis, your Invitel ADSs may nevertheless be tendered pursuant to the guaranteed delivery procedures described in this Offer to Purchase. Please call Innisfree M&A Incorporated (the “Information Agent”) at +1 (888) 750-5834 (toll-free in the United States) or at +1 (412) 232-3565 (outside the United States), for assistance. (Banks and brokers may call collect at +1 (212) 750-5833). See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs” for further details.

May I withdraw previously tendered Invitel Shares or Invitel ADSs?

Under the terms of the Offer, you will be able to withdraw your tendered Invitel Shares or Invitel ADSs at any time until the Offer has expired and, if we have not accepted your Invitel Shares or Invitel ADSs for payment by February 5, 2010, you may withdraw them at any time after that date up until the time we accept the Invitel Shares and the Invitel ADSs for payment. To be effective, a written notice of withdrawal must be received on a timely basis from you by the relevant settlement agent (either, with respect to Invitel Shares, the Danish Settlement Agent through your own custodian bank or stockbroker or, with respect to Invitel ADSs, the U.S. Settlement Agent) to whom the Form of Acceptance or Letter of Transmittal was originally sent and must specify the name of the person who has tendered the Invitel Shares or Invitel ADSs, the number of Invitel Shares or Invitel ADSs to be withdrawn, as appropriate, and, if Invitel ADSs have been tendered, the name of the registered holder of the relevant Invitel ADSs, if different from the name of the person who tendered the Invitel ADSs. Withdrawals of tendered Invitel Shares and Invitel ADSs may not be rescinded (without our consent) and any Invitel Shares and Invitel ADSs properly withdrawn and not retendered will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Invitel Shares and Invitel ADSs may be subsequently validly retendered at any time on or prior to the Expiration Date by following the procedures in this Offer to Purchase. See “The Offer—Section 4. Withdrawal Rights.”

When will I receive the payment for Invitel Shares or Invitel ADSs tendered in the Offer?

Subject to the terms and conditions of the Offer, payment of the Offer Price to anyone who validly accepts the Offer on or prior to the Expiration Date will be effected no later than three business days after the announcement of the completion of the Offer, which itself will be made no later than 9:00 a.m. New York City time on the business day immediately following the Expiration Date.

What does the Board of Directors of Invitel think of the Offer?

We have commenced the Offer without obtaining the prior approval or recommendation of Invitel’s board of directors (the “Board of Directors”). We have been advised that the directors of Invitel not affiliated with the Offeror will evaluate the Offer in consultation with financial and legal advisors. The consummation of the Offer is not conditioned upon and does not require the approval of the Board of Directors or approval of the directors of Invitel not affiliated with us. Within 10 business days after the date of commencement of the Offer, Invitel is required by law to publish, send or give to you (and to file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer and is remaining neutral towards the Offer or that it is unable to take a position with respect to the Offer.

Is this the first step in a going-private transaction?

Yes. The purpose of the Offer is to acquire as many of the outstanding Invitel Shares and Invitel ADSs not currently owned by us as possible as a first step in acquiring all of the outstanding Invitel Shares and Invitel ADSs. If we are successful, the Invitel ADSs will no longer be publicly owned and will cease to be listed on the NYSE Amex and, in the event that there are no other registered securities of Invitel, or contractual arrangements that would require Invitel to continue to make filings with the SEC, Invitel may cease to make filings with the SEC and to comply with the SEC’s rules relating to public companies. See “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.”

Do you have interests in the Offer that are different from my interests as an Invitel Shareholder or Invitel ADS Holder?

Yes. Our interests in the Offer and in any Compulsory Acquisition (as defined below) are different from those of Invitel Shareholders and Invitel ADS Holders being asked to tender their Invitel Shares and Invitel ADSs, respectively. On the one hand, if you tender Invitel Shares or Invitel ADSs in the Offer or your Invitel Shares or Invitel ADSs (through the Compulsory Acquisition of Invitel Shares represented by your Invitel ADSs) are acquired by us in a Compulsory Acquisition, you will cease to have any interest in Invitel and will not have the opportunity to participate in the future earnings or growth, if any, of Invitel. On the other hand, we will benefit from any future increase in the value of Invitel. We will also bear the burden of any future decrease in the value of Invitel. See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for Invitel After the Offer.” The “Compulsory Acquisition” is defined in “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to Invitel Shareholders and Invitel ADS Holders who are not affiliated with the Mid Europa Group, based upon the factors set forth under “Special Factors—Section 4. Position of the Mid Europa Group Regarding Fairness of the Offer.”

Will the Offer be followed by a Compulsory Acquisition of Invitel Shares and Invitel ADSs held by minority shareholders if less than all the Invitel Shares and Invitel ADSs are tendered?

We are making the Offer for the purpose of acquiring as many of the outstanding Invitel Shares and Invitel ADSs not currently owned by us as possible as a first step in acquiring all of the outstanding Invitel Shares and Invitel ADSs. Following the completion of the Offer, we intend to surrender all Invitel ADSs that we acquire in the Offer to the ADS Depositary (as defined below) in exchange for Invitel Shares. If, following the completion of the Offer, we own or control more than 90% of the outstanding Invitel Shares, we intend to initiate a Compulsory Acquisition (as defined in “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations”) under Danish law of the remaining Invitel Shares, including Invitel Shares represented by Invitel ADSs. The amount of cash compensation that would be paid to Invitel Shareholders in connection with the Compulsory Acquisition will be $4.50 per Invitel Share, but adjusted for any dividends paid or other distributions made by Invitel to Invitel Shareholders between the date of settlement of the Offer and the date of settlement of the Compulsory Acquisition. Only Invitel Shares and not Invitel ADSs are governed by Danish law relating to a Compulsory Acquisition. If we were able to initiate a Compulsory Acquisition of the remaining Invitel Shares, Invitel ADS Holders will receive proceeds from the Compulsory Acquisition through Deutsche Bank Trust Company Americas (the “ADS Depository”), pursuant to the terms of the deposit agreement between Invitel and the ADS Depositary dated February 27, 2009 (the “Deposit Agreement”).

For more information about the Compulsory Acquisition, see “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Invitel Shares or Invitel ADSs?

If we own or control more than 90% of the outstanding Invitel Shares following the completion of the Offer, we intend to effect a Compulsory Acquisition under Danish law of all outstanding Invitel Shares not owned by us as soon as practicable thereafter. See “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.” If you decide not to tender, how the Offer will affect you will depend on whether you hold Invitel Shares or Invitel ADSs.

Invitel Shareholders not tendering in the Offer (other than us and other than those Invitel Shareholders properly exercising their rights under Danish law to require a compulsory acquisition of their Invitel Shares and, if the price is not agreed between them and us, further require that the price be fixed at the value as determined by experts appointed by the court as more specifically described in “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations”) will receive as consideration in the Compulsory Acquisition the same price per Invitel Share as was paid in the Offer, without interest, and less any applicable withholding of taxes. Therefore, if the Offer is successful, the only difference to you between tendering your Invitel Shares and not tendering your Invitel Shares in the Offer is that you will be paid earlier if you tender your Invitel Shares in the Offer, unless you hold Invitel Shares and you or we seek a compulsory acquisition of your Invitel Shares, in which case if the price is not agreed between you and us, then the price will be fixed at the value determined by experts appointed by the court.

Invitel ADS Holders not tendering in the Offer will not be subject to the Compulsory Acquisition directly but will receive a cash distribution from the ADS Depositary pursuant to the terms of the Deposit Agreement following the payment by us to the ADS Depositary of the consideration payable in the Compulsory Acquisition in respect of the Invitel Shares represented by Invitel ADSs and held by the ADS Depositary, which consideration will be the same price per Invitel Share as was paid in the Offer, without interest, and less any applicable withholding of taxes. Therefore, if the Offer is successful, the only difference to you between tendering your Invitel ADSs and not tendering your Invitel ADSs in the Offer is that you will be paid earlier if you tender your Invitel ADSs in the Offer. If you hold Invitel ADSs, you will not benefit from Danish law relating to minority shareholders’ rights. Therefore, you will not be able to receive directly the consideration in any Compulsory Acquisition initiated by us, to initiate a compulsory acquisition of your Invitel ADSs yourself or to require that the price of your Invitel ADSs be fixed at the value determined by experts appointed by the court. To obtain these rights under Danish law, you must first surrender your Invitel ADSs in exchange for Invitel Shares in accordance with the provisions of the Deposit Agreement governing the Invitel ADSs, which, among other things, requires you to pay a withdrawal fee of $0.05 per Invitel ADS surrendered to the ADS Depositary and exchanged for one Invitel Share.

If and when we consummate the Compulsory Acquisition, if you perfect your rights to have the price of your Invitel Shares fixed by experts appointed by the court, you may receive an amount that is different from the consideration paid in the Compulsory Acquisition. See the “Special Factors—Section 6. Effects of the Offer,” “Special Factors—Section 8. Appraisal Rights; Rule 13e-3” and “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.”

If we own or control 90% or less of the outstanding Invitel Shares, including Invitel Shares represented by Invitel ADSs, following completion of the Offer, we will review our options. These include taking no further action and making no additional purchases of Invitel Shares or Invitel ADSs, purchasing or disposing of Invitel Shares or Invitel ADSs in the open market or in privately negotiated transactions, making a new offer or seeking to effect a merger or other business combination involving Invitel. No assurance can be given as to the price per Invitel Share or Invitel ADS that may be paid in any future acquisition of Invitel Shares or the effect any such actions could have on the trading price of the Invitel ADSs. See the “Introduction” to this Offer to Purchase and “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for Invitel After the Offer.”

Are appraisal rights available in either the Offer or any subsequent Compulsory Acquisition?

Appraisal rights are not available in connection with the Offer. However, if we own or control more than 90% of the outstanding Invitel Shares, including Invitel Shares represented by Invitel ADSs, following the completion of the Offer, we intend to effect a Compulsory Acquisition under Danish law of all outstanding Invitel Shares not owned by us as soon as practicable thereafter and, if an Invitel Shareholder and we cannot agree on the price per Invitel Share to be purchased by us in the Compulsory Acquisition, such Invitel Shareholder will have the right to request an appraisal of the price offered by experts appointed by the court. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3” and “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.” Invitel ADS Holders have no rights in relation to a Compulsory Acquisition under Danish law. To obtain these rights under Danish law, Invitel ADS Holders must first surrender their Invitel ADSs in exchange for Invitel Shares in accordance with the provisions of the Deposit Agreement governing the Invitel ADSs, which requires the payment of a withdrawal fee of $0.05 per Invitel ADS surrendered to the ADS Depositary in exchange for an Invitel Share.

Will the Invitel ADSs be de-listed following the completion of the Offer?

We understand that, unrelated to our Offer, Invitel is intending to de-list the Invitel ADSs from the NYSE Amex and to list the Invitel Shares on the NYSE Euronext’s Alternext Exchange in Paris (“NYSE Alternext”), with the Invitel ADSs trading in the United States on the Pink OTC Markets Inc.’s OTCQX International tier. We also understand that Invitel is intending to terminate the registration of the Invitel Shares and Invitel ADSs under the Exchange Act, in which event Invitel would no longer be required to make filings with the SEC. Invitel anticipates the de-listing of the Invitel ADRs from the NYSE Amex and listing of the Invitel Shares on NYSE Alternext to take effect from early January 2010.

If, following the completion of the Offer, we own or control more than 90% of the outstanding Invitel Shares, including Invitel Shares represented by Invitel ADSs, we intend to apply to de-list the Invitel ADSs from the NYSE Amex or NYSE Alternext, as the case may be. Even if the Invitel ADSs are not delisted shortly after the completion of the Offer, our acquisition of Invitel Shares and Invitel ADSs pursuant to the Offer will result in the substantial reduction or elimination of the public trading market for the Invitel ADSs.

In addition, if permitted under applicable law, we intend to seek to terminate the registration of the Invitel Shares and Invitel ADSs under the Exchange Act, in which event Invitel would no longer be required to make filings with the SEC or to comply with the SEC’s rules relating to publicly held companies.

For more information about a potential de-listing and deregistration of Invitel Shares and Invitel ADSs, see “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing and Compulsory Acquisition; Exchange Act Registration; Margin Regulations.”

How will tendering Danish taxpayers be taxed for Danish income tax purposes?

If you are a Danish taxpayer, your receipt of cash for Invitel Shares and Invitel ADSs in the Offer will be a taxable event which may trigger Danish capital gains taxation. You are urged to consult your own tax advisor as to the particular tax consequences to you of the acceptance of the Offer.

For more information regarding the Danish income tax consequences of the Tender Offer to Danish taxpayers, see “The Offer—Section 5. Danish Tax Consequences.”

Generally, what are the United States federal income tax consequences of tendering Invitel Shares and Invitel ADSs?

If you are a U.S. Holder (as defined in “The Offer—Section 6. Certain United States Federal Income Tax Consequences”), the sale or exchange of your Invitel Shares or Invitel ADSs pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. See “The Offer—Section 6. Certain United States Federal Income Tax Consequences.”

Holders of Invitel Shares or Invitel ADSs should consult their tax advisors about the tax consequences of participating in the Offer in light of their particular circumstances.

Where will publications required under U.S. federal securities laws related to the Offer be made?

All publications and announcements required under U.S. federal securities laws, rules and regulations will be made by means of a press release through the Reuters news service and/or the PR Newswire. Copies of this Offer to Purchase, including the Form of Acceptance and the Letter of Transmittal are available on request from the Danish Settlement Agent or the U.S. Settlement Agent (see next question below). Innisfree M&A Incorporated will act as Information Agent on our behalf and will be available to answer questions and provide information regarding the Offer. We have filed with the SEC a Schedule TO (including exhibits) pursuant to

Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and certain other documents as required under applicable U.S. federal securities laws, rules, regulations and interpretation of the SEC and the staff thereof. Such documents and any amendments thereto, including exhibits, as well as other information which we or any of our affiliates may be required to file with the SEC with respect to the Offer or our or their beneficial ownership of Invitel Shares and Invitel ADSs, may be inspected and copies may be obtained from the offices of the SEC or reviewed on the SEC’s website (http://www.sec.gov).

Who can I talk to if I have further questions about the Offer?

If you have further questions about the Offer, you can call the Information Agent at +1 (888) 750-5834 (toll-free in the U.S.) and +1 (212) 750-5833 (banks and brokers call collect).

The Information Agent will be available to answer questions and provide information regarding the Offer.

Questions in connection with the acceptance of the Offer may be directed to the Danish Settlement Agent (for the tender of Invitel Shares) or the U.S. Settlement Agent (for the tender of Invitel ADSs). Contact information for the Danish Settlement Agent and the U.S. Settlement Agent are set forth on the back cover of this Offer to Purchase.

INTRODUCTION

Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of The Netherlands, which is indirectly wholly owned by certain investment partnerships, each of which is directly or indirectly advised by Mid Europa Partners LLP, hereby offers to purchase any and all of the outstanding Invitel Shares and any and all of the outstanding Invitel ADSs of Invitel Holdings A/S, a public limited company organized under the laws of Denmark, that are not already owned by the Offeror, at a price of $4.50 per Invitel Share or Invitel ADS, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Offer is not conditioned upon any minimum number of Invitel Shares or Invitel ADSs being tendered. The Offer is, however, subject to certain conditions described in detail elsewhere in this Offer to Purchase. There is no financing condition to the Offer. There is also no condition to the Offer that a majority of Invitel Shareholders or Invitel ADS Holders unaffiliated with the Offeror tender their Invitel Shares or Invitel ADSs in the Offer. The Offeror expressly reserves the right, to the extent permitted by applicable law, to waive any of the conditions to the Offer, in its sole discretion. See “The Offer—Section 13. Conditions to the Offer” and “The Offer—Section 15. Certain Legal Matters; Regulatory Approvals.”

Within 10 business days from the date of commencement of the Offer, Invitel is required by law to file with the SEC and provide to shareholders a “Solicitation/Recommendation Statement on Schedule 14D-9” which will contain a statement of the Company’s position with respect to the Offer and other important information. Invitel Shareholders and Invitel ADS Holders should review it carefully when it becomes available. The consummation of the Offer is not conditioned upon and does not require the approval of the Board of Directors or approval of the directors of Invitel not affiliated with the Offeror.

The purpose of the Offer is to acquire as many of the outstanding Invitel Shares, including Invitel Shares represented by Invitel ADSs, not currently owned by the Offeror as possible as a first step in acquiring all of the outstanding Invitel Shares and Invitel ADSs. Following the completion of the Offer, we intend to surrender any Invitel ADSs that we acquire in the Offer in exchange for Invitel Shares (through the ADS Depositary). If, following the completion of the Offer, we own or control more than 90% of the outstanding Invitel Shares, unless it is not lawful to do so, we intend to initiate a Compulsory Acquisition (as defined in “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations”) under Danish law of the remaining Invitel Shares, including Invitel Shares represented by Invitel ADSs. The amount of cash compensation that would be paid to the minority Invitel Shareholders in connection with the Compulsory Acquisition will be $4.50 per Invitel Share, but adjusted for any dividends paid or other distributions made by Invitel to Invitel Shareholders between the date of settlement of the Offer and the date of settlement of the Compulsory Acquisition. See “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.”

If we own or control 90% or less of the outstanding Invitel Shares, including Invitel Shares represented by Invitel ADSs, following completion of the Offer, we will review our options. These include taking no further action and making no additional purchases of Invitel Shares or Invitel ADSs, purchasing or disposing of Invitel Shares or Invitel ADSs in the open market or in privately negotiated transactions, making a new offer or seeking to effect a merger or other business combination involving Invitel. No assurance can be given as to the price per Invitel Share or Invitel ADS that may be paid in any future acquisition of Invitel Shares or Invitel ADSs or the effect any such actions could have on the trading price of the Invitel ADSs. See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for Invitel After the Offer.”

This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of the Offeror and the Mid Europa Group, including statements concerning the Offeror’s and the Mid Europa Group’s plans with respect to the Invitel Shares and Invitel ADSs or actions if the Offer is not completed. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Offer will be satisfied;

•	general economic, capital market and business conditions;

•	competitive factors in the industries and markets in which Invitel operates, and general industry trends;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	the ability of the Offeror and the Mid Europa Group to execute fully on its business strategy after taking Invitel private.

Except as otherwise set forth herein, the information concerning Invitel contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. We do not assume any responsibility for the accuracy or completeness of the information concerning Invitel contained in such documents and records or for the failure by Invitel to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Invitel Shareholders or Invitel ADS Holders.

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

SPECIAL FACTORS

1. Background

On January 8, 2007, Hungarian Telephone and Cable Corp. (“HTCC”), a Delaware corporation and the legal predecessor of Invitel, entered into a stock purchase agreement with Invitel Holdings N.V. to indirectly acquire 99.98% of the outstanding shares of Invitel Távközlési Szolgáltató Zrt. (“Invitel Zrt”) through the acquisition of 100% of the issued ordinary shares of Matel Holdings N.V. (the “Matel Transaction”). The total consideration for the Matel Transaction, including the assumption of net indebtedness on closing, was €470 million. Invitel Zrt was and remains Hungary’s second largest fixed line telecommunications operator.

Prior to the Matel Transaction, the Sponsor, along with GMT Communications Partners (“GMT”), had held 66.66% of the share capital of Matel Holdings N.V. and had effectively controlled Invitel Zrt. The Sponsor and GMT had acquired Invitel Zrt in May 2003 from Vivendi Telecom International S.A. for €325 million.

On April 27, 2007, the Matel Transaction closed, at which point Martin Lea, who had served as Chief Executive Officer of Invitel Zrt since 2004, became Chief Executive Officer of HTCC, and Robert Bowker, who had served as Chief Financial Officer of Invitel Zrt since 2004, became Chief Financial Officer of HTCC.

At the time of the Matel Transaction, TDC A/S, formerly known as Tele Danmark A/S (“TDC”), owned approximately 62% of the outstanding shares of HTCC common stock. Despite having sold Invitel Zrt to HTCC in the Matel Transaction, the Sponsor thought that HTCC might not be a core asset for TDC but rather an asset that TDC might eventually consider disposing. For this reason, the Sponsor, following the closing of the Matel Transaction, continued to monitor HTCC (which now included Invitel Zrt) and its performance closely. During April and May 2007, the Sponsor also discussed with various financial advisors financing alternatives with respect to a potential acquisition of HTCC.

As the Sponsor further refined its analysis of HTCC during May 2007, the Sponsor consulted with Lazard Frères and Credit Suisse Securities (Europe) Limited (“Credit Suisse”) with a view to submitting a non-binding unsolicited offer for HTCC. During this time the Sponsor also undertook a legal and accounting review of publicly available information relating to HTCC.

On June 13, 2007, the Sponsor obtained internal investment advisory committee approval to submit a non-binding proposal to Kohlberg Kravis Roberts & Co. (“KKR”) and Blackstone Group L.P. (“Blackstone”), two members of the consortium of private equity firms controlling TDC, to acquire TDC’s interest in HTCC. On June 25, 2007, the Sponsor met with KKR and Blackstone to present its proposal, which was non-binding and subject to due diligence, internal approvals and the negotiation and execution of definitive transaction agreements. KKR and Blackstone indicated to the Sponsor that they did not have an interest in taking the proposal further at that stage.

In September 2007, the Sponsor was contacted by KKR and Blackstone (on behalf of TDC) and by Merrill Lynch, financial advisor to TDC, and advised that TDC might be starting to consider a possible disposal of its stake in HTCC.

The possibility of TDC disposing of its stake in HTCC became broadly known in the market and, as a result, during the period between October 2007 and March 2008, several banks, including BNP Paribas Corporate Finance (“BNPP”), approached the Sponsor with various financing proposals with respect to the possible acquisition of HTCC.

In the absence of an initiation of a formal disposal process, the Sponsor decided to approach the board of directors of HTCC (the “HTCC Board”) with an unsolicited offer proposal. In early May 2008, the Sponsor engaged Shearman & Sterling LLP (“Shearman & Sterling”) to provide advice to the Sponsor on the legal considerations regarding the approach and the offer proposal. On May 23, 2008, the Sponsor delivered to Jesper

Theill Eriksen, Chairman of the HTCC Board, a preliminary non-binding proposal to acquire all of the outstanding shares of common stock of HTCC, subject to confirmatory due diligence, internal approvals and the negotiation and execution of definitive transaction agreements. The HTCC Board decided not to pursue a bilateral transaction with the Sponsor, but shortly thereafter commenced an auction process for the possible sale of the company, as described below.

During late May and June 2008, the Sponsor continued to monitor HTCC closely and conducted a review of hedging arrangements and other aspects of the business and financing of HTCC based on publicly available information.

On June 30, 2008, HTCC publicly announced that it had retained BNPP to assist it in evaluating strategic alternatives for the company.

On July 2, 2008, the Sponsor entered into a confidentiality agreement (the “Initial NDA”) with HTCC with respect to a possible negotiated transaction involving HTCC.

In connection with the first phase of the auction process, on July 25, 2008, the Sponsor submitted a preliminary non-binding proposal to acquire all of the outstanding shares of HTCC common stock. The proposal was subject to satisfactory completion of confirmatory due diligence encompassing accounting, commercial and market, technical, legal, tax and structuring, internal investment advisory committee approval and the negotiation and execution of definitive legal documentation.

On August 6, 2008, the Sponsor received a letter from BNPP inviting the Sponsor to participate in the second phase of the auction process.

As part of the second phase, the Sponsor was provided with the opportunity to undertake a due diligence review of HTCC. During the course of its due diligence, the Sponsor identified certain significant liabilities, in particular potential tax liabilities related to HTCC’s holding company structure and liabilities related to the unwinding of out-of-the-money hedging instruments, that led the Sponsor not to submit a binding offer for HTCC and instead, on September 8, 2008, the Sponsor delivered a letter to BNPP outlining the basis on which the Sponsor would be prepared to make an offer.

The sale process did not produce a successful bid. On October 7, 2008, HTCC publicly conceded that the strategic review had failed to produce a sale of the company, announcing that, in light of uncertainty in financial and economic conditions, it would “continue to pursue its strategy as a publicly traded company while continuing to consider initiatives to enhance shareholder value.”

On November 28, 2008, HTCC announced that the HTCC Board had unanimously approved a corporate reorganization to change HTCC’s place of incorporation from Delaware to Denmark. HTCC announced that reorganizing as a Danish corporation would allow it to take advantage of financial and other business opportunities that were not available under its current corporate structure as a Delaware corporation, including enhancement of the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions. The reorganization required the affirmative vote of a majority of the company’s outstanding common stock.

The Sponsor continued to monitor HTCC during January and February 2009. In early February 2009, the Sponsor spoke to HTCC regarding a possible transaction relating to HTCC’s debt whereby the Sponsor would lend money to HTCC to provide HTCC with the funds to undertake a buyback of the 2006 PIK Notes (as defined below). On February 5, 2009, Invitel sent the Sponsor a presentation on debt buyback considerations. The information contained in this presentation largely mirrored information received by the Sponsor during the earlier auction process.

On February 24, 2009, the stockholders of HTCC approved the adoption of an agreement and plan of merger among HTCC, Invitel Sub LLC, a Delaware limited liability company (“MergeCo”), and Invitel, a

Danish company, whereby HTCC would effectively change its place of incorporation from Delaware to Denmark by merging HTCC with and into MergeCo, which would be the surviving company and become a wholly owned direct subsidiary of Invitel, and pursuant to which each share of HTCC would automatically be converted into the right to receive one Invitel ADS.

On February 26, 2009, the merger and reorganization were completed and the HTCC stockholders became holders of Invitel ADSs.

On March 4, 2009, Invitel publicly announced that it had completed a refinancing of its debt, including its €145 million amended bank credit facilities and a €100 million bridge loan. On the same day, the Sponsor received additional information from HTCC regarding a potential debt buyback transaction.

Invitel also announced that it had entered into a €32.0 million subordinated term loan with BNPP and Calyon (the “Subordinated Term Loan”) and a €34.1 million subordinated PIK shareholder loan with an affiliate of TDC, which remained the company’s majority stockholder (the “TDC Shareholder Loan”). The proceeds from the loans were principally used to refinance the €82 million outstanding balance on the existing bank credit facilities and to pay off the bridge loan.

The Sponsor continued to review Invitel and its performance, and as part of that process the Sponsor held discussions with BNPP regarding possible financing arrangements with respect to a transaction involving Invitel.

On March 16, 2009, the Sponsor received approval from its investment advisory committee to approach TDC with respect to a possible transaction involving Invitel. During April and early May 2009, the Sponsor continued to evaluate a potential transaction involving Invitel.

On May 5, 2009, the Sponsor met with TDC and two of TDC’s financial sponsors (Blackstone and KKR) in London to discuss a possible transaction involving Invitel, including steps to de-leverage the company, as described below.

On May 27, 2009, in a follow-up to the meeting of May 5, the Sponsor again met with TDC, Blackstone and KKR regarding a potential transaction regarding Invitel. In connection with the Sponsor’s evaluation of a potential transaction, the Sponsor was afforded access to Invitel’s management for an update on current trading performance. On June 3, 2009, the Sponsor met with Invitel management to discuss the outlook for Invitel’s business in light of current trading conditions. This meeting was attended telephonically by BNPP, financial advisor to Invitel.

Over the course of June, the Sponsor continued to evaluate a potential transaction, and on July 7, 2009, the Sponsor delivered a letter to Jesper Ovesen, TDC’s Chief Financial Officer, setting forth the terms of a potential transaction (the “Proposed Transaction”). The Proposed Transaction contemplated the purchase of TDC’s stake in Invitel at a purchase price of $1 per share in cash. The Proposed Transaction also contemplated a number of de-leveraging steps, including the offer to purchase by the Sponsor of certain outstanding debt instruments of Invitel (which would remain outstanding following the consummation of such offer), the offer to purchase by Invitel of certain of its outstanding debt instruments (which debt would be subsequently cancelled), such offer to purchase to be financed by the Sponsor, with respect to the debt instruments entered into in connection with Invitel’s refinancing on March 4, 2009, the “roll-over” of Invitel’s €165 million term facility and the Subordinated Term Loan, and the purchase by the Sponsor of the TDC Shareholder Loan for €34 million. The purchase of TDC’s stake in Invitel would be subject to completion of the foregoing de-leveraging steps.

By letter dated July 10, 2009, Mr. Ovesen responded to the July 7 letter by requesting that the Sponsor clarify several aspects of the Proposed Transaction. In turn, the Sponsor replied by sending a clarifying letter on July 13, 2009. These letters served to formalize concurrent discussions between the Sponsor and Blackstone and KKR, in which the two sides discussed the issues raised by the Sponsor’s proposal. The Sponsor also held a follow-up telephone call with Mr. Ovesen on July 14, 2009. The verbal and written correspondence referred to above related to the Sponsor’s desire for exclusivity and the opportunity to perform confirmatory due diligence with respect to Invitel.

From July 16 through July 24, 2009, the Sponsor and TDC negotiated the terms of a confidentiality agreement to replace the Initial NDA. The new confidentiality agreement (the “Second NDA”) was executed on July 27, 2009, and was substantially the same as the Initial NDA, though the Second NDA was agreed among the Sponsor, TDC and Invitel.

Also between July 16 and July 24, the Sponsor and TDC negotiated the terms of an exclusivity agreement (the “Exclusivity Agreement”). The Exclusivity Agreement, which was executed on July 24, restricted TDC, until August 10, 2009, from soliciting any third party in connection with a transaction identical or substantially identical to the Sponsor’s proposed transaction.

In connection with the discussions surrounding the Second NDA and the Exclusivity Agreement, Invitel allowed access to the Sponsor and its advisors to conduct a due diligence review of Invitel during the period from July 20 through August 10, 2009. The Sponsor also had a number of meetings with Invitel management during this process.

Beginning in August 2009, and continuing through the end of September 2009, the Sponsor’s legal advisor, Shearman & Sterling, negotiated (i) with TDC’s legal advisor, Simpson Thacher & Bartlett LLP, the terms of a sale and purchase agreement relating to the sale of the TDC Shares to the Sponsor and (ii) with Invitel’s legal advisor, White & Case LLP, the terms of a debt restructuring agreement relating to the de-leveraging of Invitel (together, the “Transaction Agreements”). The Transaction Agreements were inter-conditional and are described in greater detail below.

During this time, the Sponsor also had various meetings with Invitel’s management to discuss Invitel and Invitel’s business plan.

Beginning in late August 2009 and continuing through early November 2009, the Sponsor also had various preliminary discussions with Mr. Lea and Mr. Bowker regarding a long-term incentive plan, pursuant to which Mr. Lea and Mr. Bowker would continue in their respective roles as Chief Executive Officer and Chief Financial Officer of Invitel following the sale of the TDC stake to the Sponsor.

During the course of September 2009, the Sponsor and the Sponsor’s advisors also worked closely with the syndicate of banks providing financing to Invitel in order to implement the various de-leveraging steps of the Proposed Transaction, including the roll-over of existing Invitel debt.

On September 30, 2009, two affiliates of the Sponsor—the Offeror and Hungarian Telecom Finance International Limited (the “Debt Purchaser” and together with the Offeror, the “Purchasers”)—entered into a Sale and Purchase Agreement (the “SPA”) with TDC. Pursuant to the SPA and subject to the terms and conditions therein, TDC agreed to (i) sell its entire shareholding in Invitel (the “TDC Shares”) to the Offeror for cash consideration of $1.00 per TDC Share (or $10,799,782 in the aggregate) and (ii) cause the transfer by a subsidiary of TDC (“TDC Sub”) to the Debt Purchaser of all of TDC Sub’s rights and obligations under the TDC Shareholder Loan for cash consideration of €34,135,000.

Also on September 30, 2009, Invitel, Magyar Telecom B.V.—a subsidiary of Invitel (“Magyar Telecom”) and the Debt Purchaser entered into a Debt Restructuring Agreement (the “DRA”), pursuant to which the Debt Purchaser agreed to make a tender offer for all outstanding €125,000,000 Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”) of HTCC Holdco I B.V.—another subsidiary of Invitel (“HTCC Sub” and such tender offer, the “PIK Notes Tender Offer”) and Invitel agreed to cause HTCC Sub to solicit consents from the holders of the 2006 PIK Notes to modify certain provisions of the indenture governing the 2006 PIK Notes (the “Consent Solicitation”). In addition, Magyar Telecom agreed to make a tender offer to acquire a portion of its outstanding €200,000,000 Floating Rate Senior Notes due 2013 (the “2007 Notes”) and €142,000,000 10.75% Senior Notes due 2012 (the “2004 Notes”) from holders of such notes outside the U.S. (the “Cash-Paid Notes Tender Offer”). Also pursuant to the DRA, Magyar Telecom agreed to repay an amount equal to €10.7 million of the outstanding principal amount of its existing Subordinated Term Loan. Also pursuant to the DRA, the Debt Purchaser agreed to provide a new shareholder loan to Invitel—on terms substantially similar to the existing TDC Shareholder Loan—of up to approximately €91.45 million (the “Mid Europa Shareholder Loan”), from which Magyar Telecom would fund the partial repayment of the Subordinated Term Loan and the payment for 2004 Notes and/or 2007 Notes tendered for purchase pursuant to the Cash-Paid Notes Tender Offer.

Pursuant to the SPA, the consummation of the sale of the TDC Shares and the Seller Loan to the Purchasers was subject to certain conditions, including, among other conditions, (i) competition law approval in Austria, (ii) the effectiveness of certain amendments to Invitel’s existing senior facility, (iii) the approval of the transactions contemplated by the DRA by the shareholders of Invitel at a general meeting, and (iv) satisfaction or waiver of the conditions to closing under the DRA. Furthermore, the Serbian competition authority was requested to approve the sale of the TDC Shares to the Offeror (the “Serbian Clearance”).

With respect to the sale of the TDC Shares to the Offeror, the SPA provided for a two-stage closing. Pursuant to the first closing under the SPA (the “Closing”), which occurred on November 2, 2009 (the “Closing Date”), TDC consummated the sale to the Offeror, and the Offeror consummated the purchase from TDC, of 5,399,890 TDC Shares at a purchase price of €3,626,521.15 (the equivalent in euro denominated funds of $1.00 per TDC Share). Also pursuant to the SPA, on the Closing Date, TDC Sub consummated the transfer to the Debt Purchaser of all of TDC Sub’s rights and obligations under the TDC Shareholder Loan for cash consideration of €34,135,000.

Because the Serbian Clearance had not been received by Closing, the Offeror acquired just under half of the TDC Shares (i.e., 5,399,890 TDC Shares) at the Closing. The purchase price of €3,626,522.50 (the “Escrow Amount”) for the remaining TDC Shares (i.e., 5,399,892 Shares) (the “Second Stage TDC Shares”) was delivered by the Offeror into an escrow account.

On the Closing Date, the Debt Purchaser, pursuant to the PIK Notes Tender Offer, completed the purchase of approximately 87% of the outstanding aggregate principal amount of the 2006 PIK Notes. In addition, pursuant to the Cash-Paid Notes Tender Offer, Magyar Telecom completed the purchase, for cash consideration of approximately €72 million, of approximately €85 million in combined aggregate principal amount of 2007 Notes and 2004 Notes.

Also on the Closing Date, as contemplated by the DRA, the Mid Europa Shareholder Loan was provided to Invitel by the Debt Purchaser, and Magyar Telecom used funds from the Mid Europa Shareholder Loan to repay €10.7 million of the outstanding principal amount of the Subordinated Term Loan.

The Serbian Clearance was obtained on November 13, 2009, allowing for the second closing to occur under the SPA (the “Second Closing”). Pursuant to the Second Closing, which occurred on November 23, 2009, the Second Stage TDC Shares were transferred to the Offeror and the Escrow Amount was released to TDC.

Pursuant to the terms of the SPA and the DRA, Sponsor-affiliated directors—Craig Butcher and Nikolaus Bethlen—assumed two out of seven seats on Invitel’s Board of Directors at the Closing. As part of the Second Closing, two additional Sponsor-affiliated directors—Michael Krammer and Thierry Baudon, who had already been approved as alternate directors of Invitel—assumed seats on Invitel’s Board of Directors, giving the Sponsor appointees a majority of seats on Invitel’s Board of Directors. The appointment of each of the four Sponsor-affiliated directors was approved by the shareholders of Invitel at Invitel’s Extraordinary General Meeting in Budapest on October 28, 2009 (the “EGM”), which was held to approve the DRA.

In connection with the transactions consummated pursuant to the SPA and the DRA, on October 30, 2009, the Offeror entered into (i) a letter agreement with Mr. Lea and Vision 10 Limited, a service company over which

Mr. Lea has voting and investment power, and (ii) a letter agreement with Mr. Bowker and Rob Investments Limited, a service company over which Mr. Bowker has voting and investment power (such letter agreements together, the “Management Letters”).

The Management Letters place restrictions on the ability of Mr. Lea and Mr. Bowker to transfer Invitel Shares that they own and also provide tag-along rights to Mr. Lea and Mr. Bowker in the event of any sale of Invitel Shares by the Offeror or any of its affiliates. See “Special Factors—Section 9. Transactions and Arrangements Concerning the Invitel Shares—Management Letters.”

Shareholders attending the October 28 EGM included Straumur-Burdaras Investment Bank hf., a company organized under the laws of the Republic of Iceland (“Straumur”), which at the time held 1,650,611 Invitel Shares (the “Straumur Shares”), or approximately 9.9% of all outstanding Invitel Shares. As Straumur representatives were in Budapest for the EGM, they took the opportunity to meet with the Sponsor, as the soon-to-be controlling shareholder of Invitel. At the meeting, Straumur indicated a willingness to explore a possible sale of its stake in Invitel to the Sponsor and the Sponsor indicated a willingness to explore a possible purchase of such stake.

During the second week of November, 2009, Straumur and the Sponsor discussed in greater detail a potential sale of the Straumur Shares to the Sponsor. Straumur indicated that it would be willing to sell its stake at a price equal to the market price of the Invitel Shares prior to the announcement of the September 30 transaction—approximately $5.50 per Invitel Share. The Sponsor indicated that it would be willing to purchase Straumur’s stake at a price of $4.00 per Invitel Share.

On November 27, 2009, the Offeror purchased the Straumur Shares at a purchase price of $4.50 per Invitel Share, or $7,427,749.50 in the aggregate (such purchase, the “Straumur Purchase”). The Straumur Purchase brought the Offeror’s total stake in Invitel to 12,450,393 Invitel Shares, representing 74.4% of the outstanding Invitel Shares.

In connection with the Straumur Purchase, on November 27, 2009, the Offeror and Straumur signed a letter agreement (the “Straumur Agreement”). Pursuant to the Straumur Agreement, should the Offeror or one of its affiliates, prior to the first anniversary of the date of the Straumur Agreement, make a tender offer with respect to any Invitel Shares, the Offeror will be required to pay Straumur on the date payment under any such tender offer is due, for each of the Straumur Shares, an amount representing the difference between (i) the price offered per Invitel Share in any such tender offer and (ii) $4.50.

During the period of its negotiations with Straumur, the Sponsor also considered the possibility of making an offer to acquire all of the outstanding Invitel Shares and Invitel ADSs not already owned by the Offeror. On November 27, 2009, representatives of the Sponsor on Invitel’s Board of Directors notified the directors on the Board of Directors not affiliated with the Sponsor of the Sponsor’s agreement to purchase the Straumur Shares at a purchase price of $4.50 per Invitel Share and discussed with the directors the possibility of the Sponsor extending an offer to purchase the Invitel Shares and Invitel ADSs not already owned by the Offeror at that same price.

Following the Invitel Board meeting on November 27, 2009, the directors not affiliated with the Sponsor engaged Davis Polk & Wardwell LLP (“Davis Polk”) as legal advisor as to U.S. law, and Gorrissen Federspiel as legal advisor as to Danish law, to advise the directors in connection with their evaluation of the Sponsor’s proposal and retained Houlihan Lokey Howard & Zukin (Europe) Limited (“Houlihan Lokey”) to render a written opinion as to whether the Offer Price to be received by the Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group pursuant to the Offer was fair to them from a financial point of view.

On December 5, 2009, Mr. Butcher was contacted by telephone by Ole Steen Andersen, one of the Invitel independent directors, who advised Mr. Butcher that the independent directors were continuing to consider the proposal with their advisors.

Following the contact by Ole Steen Andersen, the Sponsor determined to commence an offer for any and all of the outstanding Invitel Shares and any and all of the outstanding Invitel ADSs not already owned by the Offeror at a purchase price of $4.50 per Invitel Share or Invitel ADS, net to the seller in cash. Mr. Butcher notified Mr. Andersen of the intention to commence the tender offer on December 7, 2009.

2. Purpose of and Reasons for the Offer; Plans for Invitel After the Offer

The purpose of the Offer is for the Offeror to acquire as many of the outstanding Invitel Shares and Invitel ADSs not currently owned by the Offeror as possible as a first step in acquiring all of the outstanding Invitel Shares and Invitel ADSs. The Offeror intends, as soon as practicable upon completion of the Offer, unless it is not lawful to do so, to initiate a Compulsory Acquisition pursuant to which the Offeror may, on demand, purchase any Invitel Shares held by minority Invitel Shareholders at the end of a notice period in accordance with Danish law. The cash consideration that would be paid in the Compulsory Acquisition would be the same as paid in the Offer. Upon the completion of the Compulsory Acquisition, Invitel would become a wholly owned subsidiary of the Offeror. In addition, until the Compulsory Acquisition is completed, the Mid Europa Group may pursue other alternatives to obtain the remaining Invitel Shares and Invitel ADSs not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional Invitel Shares and Invitel ADSs in the open market, in privately negotiated transactions, through another tender offer, through a merger or by any other means the Mid Europa Group considers appropriate.

The Mid Europa Group believes that the potential advantages of purchasing the publicly held Invitel Shares and Invitel ADSs outweigh the advantages of Invitel continuing to maintain a public float because a reduction in the administrative and financial burdens associated with public company reporting requirements will enable Invitel to concentrate its energies on its core business and long-term development.

The Mid Europa Group is making the Offer because it is a way (1) to increase its ownership in Invitel by acquiring Invitel Shares and Invitel ADSs that it does not currently own, (2) to enhance Invitel’s financing flexibility, (3) to have increased operational flexibility with respect to Invitel, (4) to reduce Invitel’s costs associated with complying with the reporting requirements of a public company, (5) to reduce the amount of time devoted by Invitel’s management to preparing securities filings and furnishing information related to Invitel’s status as a public company and (6) to place Invitel in a position to pursue on a timely basis strategic alternatives that may arise.

The Mid Europa Group determined to pursue the Offer over other possible strategic alternatives involving Invitel, including a sale by the Offeror of its Invitel Shares, in light of the Mid Europa Group’s belief that continued ownership of Invitel is consistent with the Mid Europa Group’s strategy to seek capital appreciation over the medium term. Accordingly, the Mid Europa Group’s consideration of the circumstances affecting Invitel and their implications for Invitel’s prospects caused the Mid Europa Group to conclude that it is appropriate for the Mid Europa Group to pursue the Offer at this time. The determination to proceed with the acquisition of the minority interest in Invitel at this time would also, in the view of the Mid Europa Group, afford Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group the ability to dispose of their Invitel Shares and Invitel ADSs, respectively, at a premium over market prices prior to the time that the Mid Europa Group’s intention to make the Offer was announced.

Having come to a determination to pursue the acquisition of the Invitel Shares and Invitel ADSs, the Mid Europa Group decided to make a cash tender offer followed by a compulsory acquisition procedure under Danish law, unless it is not lawful to do so. The Mid Europa Group did not consider alternative acquisition structures.

However, the Mid Europa Group expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in Invitel’s business, corporate structure, articles of association, capitalization, management or dividend policy. The Mid Europa Group intends to retain the Invitel Shares and Invitel ADSs acquired pursuant to the Offer and any Compulsory Acquisition or otherwise.

Except as otherwise described in this Offer to Purchase, the Mid Europa Group has no current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Invitel; (ii) any purchase, sale or transfer of a material amount of assets of Invitel; (iii) any material change in Invitel’s present dividend rate or policy; or (iv) any other material change in Invitel’s business. However, as an active controlling shareholder of Invitel, the Mid Europa Group will continue to explore alternatives available to Invitel–including alternatives relating to the actions described above–in an effort to maximize the value of Invitel.

The Mid Europa Group’s current plans for Invitel are based on the assumption that the Offer will be completed and that the Mid Europa Group will own 100% of the Invitel Shares (including Invitel Shares represented by Invitel ADSs) upon completion of the Compulsory Acquisition following the completion of the Offer. If, however, the Offer is not completed for any reason, the Mid Europa Group will evaluate its plans for Invitel, which may include, subject to its fiduciary duties under Danish law, taking one or more of the actions described in the preceding paragraph. See also “Special Factors—Section 6. Effects of the Offer” and “The Offer—Section 9. Certain Information Concerning Invitel—Recent Developments.”

3. Position of Invitel Regarding Fairness of the Offer

Within 10 business days after the date of commencement of the Offer, Invitel is required by law to publish, send or give to its shareholders (and to file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer and is remaining neutral towards the Offer or that it is unable to take a position with respect to the Offer. The consummation of the Offer is not conditioned upon and does not require the approval of (and has not been approved by) the Board of Directors or approval of the directors of Invitel not affiliated with the Mid Europa Group.

After reasonable inquiry, the Mid Europa Group understands that the Invitel Chief Executive Officer and Chief Financial Officer currently intend to tender their Invitel ADSs in the Offer.

4. Position of the Mid Europa Group Regarding Fairness of the Offer

The rules of the SEC require the Mid Europa Group to express its belief as to the fairness of the Offer to Invitel Shareholders and Invitel ADS Holders who are not affiliated with the Mid Europa Group.

The Mid Europa Group believes that the Offer Price to be received by the unaffiliated Invitel Shareholders and Invitel ADS Holders pursuant to the Offer is fair to such unaffiliated holders of Invitel Shares and Invitel ADSs, respectively. The Mid Europa Group bases its belief on the following factors, each of which, in its judgment, supports its view as to the fairness of the Offer:

•

Premium to Market Price. The Offer Price represents a premium of approximately 27% over the closing price per Invitel ADS of $3.55 on the NYSE Amex on December 4, 2009 (the last trading day prior to the announcement of the Offer) and a premium of approximately 28% and 19% over the average of the closing prices of the Invitel ADSs on the days that the Invitel ADSs traded, as reported by the NYSE Amex, during the 30 and 60 day periods, respectively, ending on December 4, 2009.

•	Premium to Net Book Value. The Offer Price represents a premium of approximately 417% over the net book value per Invitel Share or Invitel ADS of $0.87 as of September 30, 2009.

•

Premium over Price Paid in TDC Sale. The Offer Price of $4.50 per Invitel Share or Invitel ADS represents a premium of 350% over the euro equivalent of $1.00 per Invitel Share paid to TDC for the sale of its 64.6% controlling stake in Invitel in November 2009.

•

Same as Price Paid to Sophisticated Institutional Investor in Recent Block Trade. The Offer Price of $4.50 per Invitel Share or Invitel ADS is the same as the price negotiated with and paid to Straumur, a sophisticated third party institutional investor, for the sale of its 9.9% stake in Invitel on November 27, 2009.

•

EBITDA Multiple. The Offer Price represents a multiple of 5.1x Invitel’s 2009 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), substantially higher than the EBITDA multiple for comparable Eastern European telecommunications companies (for example, Magyar Telekom plc’s multiple of 4.3x 2009 estimated EBITDA).

•

Liquidity. The Offer will provide Invitel Shareholders and Invitel ADS Holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales. Absent the Offer, Invitel ADS Holders may have difficulty selling their Invitel ADSs due to the limited trading volume and low public float of the Invitel ADSs. The Invitel Shares do not trade on any public market.

•	Cash Consideration. The Offer Price will be paid in cash. Therefore, Invitel Shareholders and Invitel ADS Holders will receive a certain value in the Offer.

•

No Financing Condition. The Offer is not subject to any financing conditions, thus increasing the likelihood that Invitel Shareholders and Invitel ADS Holders will receive their consideration from the Mid Europa Group.

•

No Alternative Bidder. No alternative bidder would likely be able to consummate an acquisition of Invitel due to the Mid Europa Group’s position that it is unwilling to sell its stake in Invitel, which stake represents a controlling interest, in connection with any transaction involving the acquisition of Invitel. In addition, despite Invitel having conducted a sale process in the second half of 2008, there were no successful bids.

•

Recent Market Decline. Invitel’s business is affected by general economic conditions in Hungary and internationally. There are many factors that influence global and regional economies which are outside of Invitel’s control. The recent deterioration of the Hungarian economy, especially, has had negative impact on the overall demand for Invitel’s products and services from its customers and decreased revenue for Invitel. After having been negatively impacted by inadequate governmental monetary and fiscal policies, which resulted in a state budget deficit that peaked at ten percent of gross domestic product in 2006, and due to Hungary’s current trade deficit and large current account deficit, in October 2008, the International Monetary Fund (the “IMF”) announced a funding package pursuant to which the IMF would loan Hungary $12.3 billion in addition to a European Union loan of $8.1 billion and a World Bank loan of $1.4 billion. The IMF package included measures to maintain liquidity as well as sufficient capital for the banking system.

•

Relative Value of the Hungarian Forint. Invitel generates a substantial amount of its revenue in Hungarian forints but services its debt in currencies other than the Hungarian forint, a substantial portion of which is euro-denominated. Given the recent volatility and substantial weakening of the Hungarian forint as compared to the euro, Invitel has needed to earn a greater amount of Hungarian forints to repay the same amount of euro-denominated debt, thereby limiting its use of cash flows to fund operations.

•

Existing Debt. Invitel is highly leveraged and due to its significant amount of debt and significant debt service obligations, its financial position has been adversely affected and its ability to take certain actions has been limited. Invitel’s debt also requires it to dedicate a large portion of its cash flow from operations to fund debt repayments, and as such, Invitel has limited ability to use such cash flows to fund working capital or capital expenditures. In addition to its cash-pay debt, Invitel (directly or indirectly through its subsidiaries) has debt consisting of the Mid Europa Shareholder Loan, the 2007 Notes, the 2006 PIK Notes and the 2004 Notes, which debt is required to be repaid in full prior to Invitel making any distributions to its equity holders. In addition, the credit agreement and the indentures governing such notes contain restrictions that substantially limit the financial and operational flexibility of Invitel’s subsidiaries and also restrict Invitel’s ability to pay dividends.

In addition, the Mid Europa Group believes that the Offer is procedurally fair to Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group, based on the following factors:

•

Each of the Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group will be able to decide voluntarily whether or not to tender their Invitel Shares and/or Invitel ADSs in the Offer and, if the Offer and the Compulsory Acquisition are completed and such holder has elected not to tender, such holder will receive exactly the same type and amount of consideration in the Compulsory Acquisition that such holder would have received in the Offer without interest, and less any applicable withholding of taxes. Invitel ADS Holders, furthermore, would not be entitled to receive any proceeds from the Compulsory Acquisition except through cash distributions made by the ADS Depositary pursuant to the terms of the Deposit Agreement or if they surrendered their Invitel ADSs in exchange for Invitel Shares pursuant to the Deposit Agreement, which would require a withdrawal fee of $0.05 per Invitel ADS exchanged.

•

The Compulsory Acquisition—if conducted—provides minority protection in the form of appraisal rights for Invitel Shareholders under Danish law. The appraisal is free of charge unless the Danish courts find special reasons to impose the costs of the appraisal wholly or in part on Invitel Shareholders. This minority protection is not available to Invitel ADS Holders (unless they surrender their Invitel ADSs in exchange for Invitel Shares pursuant to the provisions of the Deposit Agreement).

•	Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group will have sufficient time to make a decision whether or not to tender.

•	The Offer will remain open for a minimum of 22 business days.

•

If the Mid Europa Entities amend the Offer to include any additional material information, the Mid Europa Entities will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow shareholders to consider the additional information.

The Mid Europa Group also considered the following factors, each of which the Mid Europa Group considered negative in its considerations concerning the fairness of the terms of the Offer:

•

Any Invitel Shareholder or Invitel ADS Holder who tenders all its Invitel Shares and/or Invitel ADSs in the Offer or has its Invitel Shares converted into cash in the Compulsory Acquisition would cease to participate in the future earnings or growth, if any, of Invitel or benefit from increases, if any, in the value of Invitel.

•	Markets in Central and Eastern Europe, which are still somewhat depressed as a result of the global recession, may recover soon.

•	Certain options may be available for Invitel to pursue, including refinancing its capital structure or making asset disposals, which could improve the value of Invitel’s equity.

•

As to the Offer Price, the financial interests of the Mid Europa Group are different than the financial interests of Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group. In addition, officers and directors of Invitel have actual or potential conflicts of interest in connection with the Offer.

•

If the Offer is consummated, Invitel ADS Holders who did not tender their Invitel ADSs in the Offer could be left with illiquid Invitel ADSs, which the Mid Europa Group intends to cause to be delisted from the NYSE Amex and deregistered under the federal securities laws, and the price of these Invitel ADSs could be negatively affected.

•

There is a risk that the conditions to the Offer may not be satisfied and, therefore, that Invitel Shares and Invitel ADSs may not be purchased pursuant to the Offer. There are risks and costs to Invitel if the Offer is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and the potential effect on the trading price of the Invitel ADSs.

•

The sale of Invitel Shares or Invitel ADSs in the Offer will be taxable for United States federal income tax purposes to tendering Invitel Shareholders or Invitel ADS Holders that are U.S. Holders (as defined in “The Offer—Section 6. Certain United States Federal Income Tax Consequences”).

The Mid Europa Group has not engaged a financial advisor to assist the Mid Europa Group in connection with the Offer.

To the best of the Mid Europa Group’s knowledge, a majority of the directors of Invitel who are not employees of Invitel have not retained an unaffiliated representative to act solely on behalf of Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group for purposes of preparing a report concerning the fairness of the Offer. However, based on Invitel’s advising the Sponsor that the directors of Invitel not affiliated with the Mid Europa Group retained Houlihan Lokey and Davis Polk, as described above in “Special Factors—Section 1. Background,” and in light of the procedural safeguards described above, the Mid Europa Group does not believe the failure to retain such representative to be material.

The Mid Europa Group did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

The Mid Europa Group’s consideration of the factors described above reflects its assessment of the fairness of the Offer Price to Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group in relation to the going-concern value of Invitel on a stand alone basis. In reaching its conclusion as to fairness, the Mid Europa Group did not consider the liquidation value of Invitel’s assets because it considers Invitel to be a viable going concern and the Mid Europa Group has no plans to liquidate Invitel. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Invitel Shares and Invitel ADSs, and the Mid Europa Group believes that the liquidation value of Invitel is irrelevant to a determination as to whether the Offer is fair to Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group.

The foregoing description of the information and factors considered and given weight by the Mid Europa Group is not intended to be exhaustive, but is believed to include the material factors considered by the Mid Europa Group. The Mid Europa Group’s view as to the fairness of the Offer to Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group should not be construed as a recommendation to any Invitel Shareholder or Invitel ADS Holder as to whether that Invitel Shareholder or Invitel ADS Holder should tender such holder’s Invitel Shares and/or Invitel ADSs in the Offer.

5. Invitel Financial Projections

Invitel does not make, as a matter of course, public forecasts or projections as to future sales, earnings or other results. Invitel does, however, prepare internal financial projections, from time to time, as part of its budget process. In July 2009, Invitel shared its internal financial projections for the period between 2009 and 2015 with the Sponsor in various meetings between Invitel’s management and the Sponsor to discuss Invitel’s business plan in the context of the Sponsor’s financial and business due diligence on Invitel. Thereafter, those financial projections were further developed and refined in subsequent joint meetings between Invitel’s management, the Sponsor and their advisors that were held in July and August 2009.

The following table sets forth the material items of the financial projections of Invitel’s results of operations for the period 2009-2015, as they were jointly prepared by the Sponsor and Invitel. These projections, and their underlying assumptions, reflect the historical financial results of Invitel as of the end of the second quarter of 2009 (ended June 30, 2009) and all other relevant information available to Invitel and the Sponsor as of the end of July 2009. Those projections were not prepared with a view to public disclosure. In addition, they were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with any guidelines or policies of regulatory authorities in Denmark, Hungary or the United States, including, without limitation, the published guidelines of the SEC or the American Institute of Certified Public Accountants

regarding projections, which would require a more complete presentation of data than as shown below. The projections are included here for the purpose of providing Invitel Shareholders and Invitel ADS Holders with the same material information relating to the Invitel Shares and Invitel ADSs that was exchanged between the Sponsor and Invitel’s management . The projections constitute “forward-looking statements”.

	2009	2010	2011	2012	2013	2014	2015
	In billions of Hungarian Forints (HUF)
Revenue	91	89	90	92	93	94	95
Gross margin	68	67	67	69	70	70	71
% margin	74%	75%	75%	75%	75%	75%	75%
EBITDA	39	42	42	42	43	43	43
% margin	43%	47%	47%	46%	46%	46%	45%
Capex	12	12	12	11	11	11	11
% of revenue	13%	13%	13%	13%	12%	12%	12%
Tax	1.4	1.4	1.5	1.5	1.5	1.5	1.5
Change in Working Capital	0	0	0	0	0	0	0

Note:	On December 4, 2009, the last business day before the commencement of the Offer, the U.S. dollar/Hungarian forint exchange rate was HUF 181.2 per U.S. dollar. On the same day, the euro/Hungarian forint exchange rate was HUF 269.3 per euro.

The financial projections set forth in the table above reflect numerous assumptions made by the Sponsor and Invitel’s management with respect to industry performance, competition, macroeconomic, market and financial conditions and other matters, all of which are difficult to predict. The assumptions upon which the projections set forth above were based include a fixed future HUF/euro exchange rate of 270 HUF per euro, gradual improvement of the Hungarian macroeconomic situation from the second half of 2010, continuing decline in revenue generated by voice services and offsetting impact of growth in the wholesale division and business segment of Invitel.

Neither Invitel’s independent auditors, nor any other independent accountants, have compiled, reviewed, examined, or performed any other procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information. Neither Invitel’s auditors, nor any other independent accountants, nor any other person assumes any responsibility as to the accuracy of the financial projections or intends to update or otherwise revise the financial projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

There can be no assurance that any of the assumptions underlying these projections will be realized or are accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.

Accordingly, investors are strongly cautioned not to place undue reliance on the Invitel projections set forth above.

Neither Invitel nor the Sponsor or the Offeror has made or makes any representation to any person regarding the ultimate performance of Invitel compared to the projections provided above, and none of them intends to update or otherwise revise this information to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the estimates are or are shown to be in error.

6. Effects of the Offer

The Offeror intends to, as soon as practicable upon completion of the Offer, unless it is not lawful to do so, initiate the Compulsory Acquisition. The cash consideration to be paid in the Compulsory Acquisition would be the same as paid in the Offer. Upon the completion of the Compulsory Acquisition, Invitel would become a direct wholly owned subsidiary of the Offeror. In addition, until the Compulsory Acquisition is completed, the Mid Europa Group may pursue other alternatives to obtain the remaining Invitel Shares and Invitel ADSs not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional Invitel Shares and/or Invitel ADSs in the open market, in privately negotiated transactions, through another tender offer, or by any other means the Mid Europa Group considers appropriate. See “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations—Stock Listing and Compulsory Acquisition by the Offeror” and “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations—Compulsory Acquisition Required by a Minority Shareholder.” Also see “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

If the Offer is not completed for any reason, the Mid Europa Group will review its options. These include doing nothing, purchasing Invitel Shares and/or Invitel ADSs in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Invitel. No assurance can be given as to the price per Invitel Share or Invitel ADS that may be paid in any such future acquisition of Invitel Shares and/or Invitel ADSs, and such price may be higher or lower than, or the same as, the Offer Price.

As a result of the Offer, the interest of the Mid Europa Group in Invitel’s net book value and net earnings will increase to the extent of the number of Invitel Shares and Invitel ADSs acquired in the Offer. If the Offer is completed, and assuming consummation of the Compulsory Acquisition, the Mid Europa Group’s interest in the Invitel Shares will increase to 100%, and the Mid Europa Group will be entitled to all benefits resulting from that interest, including all income generated by Invitel’s operations and any future increase in Invitel’s value. Similarly, the Mid Europa Group will also bear the risk of losses generated by Invitel’s operations and any decrease in the value of Invitel after the Compulsory Acquisition. Accordingly, former holders of Invitel Shares or Invitel ADSs will not have the opportunity to participate in the earnings and growth of Invitel after the Compulsory Acquisition and will not have any right to vote on corporate matters. Similarly, former holders of Invitel Shares or Invitel ADSs will not face the risk of losses generated by Invitel’s operations or decline in the value of Invitel after the Compulsory Acquisition.

The Invitel Shares and Invitel ADSs are currently registered under the Exchange Act and the Invitel ADSs are currently listed on the NYSE Amex under the symbol “IHO.” If the Offer and the Compulsory Acquisition are completed there will be no public market for the Invitel ADSs. After the Compulsory Acquisition, the Invitel ADSs will cease to be listed on the NYSE Amex, and prices with respect to sales of Invitel ADSs in the public market will no longer be available. In addition, after the Compulsory Acquisition, registration of the Invitel Shares and the Invitel ADSs under the Exchange Act will be terminated and the Mid Europa Group intends to apply to the SEC for Invitel to cease to be a reporting issuer. See “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations.”

7. Conduct of Invitel’s Business if the Offer is Not Completed

If the Offer is not completed, the Mid Europa Group will reevaluate its position as the controlling shareholder of Invitel.

In particular, the Mid Europa Group may consider, among other things:

•	not taking any action at that time, including not purchasing any additional Invitel Shares or Invitel ADSs;

•	purchasing Invitel Shares and/or Invitel ADSs in the open market or in privately negotiated transactions;

•	making a new tender offer; or

•	consummating a merger or other business combination with Invitel, subject to compliance with applicable law.

If the Mid Europa Group were to pursue any of these alternatives, it might take considerably longer for the Invitel Shareholders or Invitel ADS Holders unaffiliated with the Mid Europa Group to receive any consideration for their Invitel Shares and Invitel ADSs (other than through sales in the open market or otherwise) than if they had tendered their Invitel Shares and Invitel ADSs in the Offer. Any such transaction could result in proceeds per Invitel Share or Invitel ADS to the Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group that are more or less than, or the same as, the Offer Price or could result in the trading price of the Invitel ADSs increasing, decreasing or remaining unchanged.

8. Appraisal Rights; Rule 13e-3

Appraisal Rights. Invitel Shareholders and Invitel ADS Holders do not have appraisal rights as a result of the Offer. However, if the Offer is completed and the Mid Europa Group owns or controls more than 90% of the Invitel Shares following the completion of the Offer, the Offeror intends to undertake the Compulsory Acquisition. For the avoidance of doubt, the rights of a minority shareholder under Danish law and referred to below only apply to Invitel Shareholders and not to Invitel ADS Holders. To obtain appraisal rights under Danish law, Invitel ADS Holders would need to surrender their Invitel ADSs in exchange for Invitel Shares in accordance with the applicable rules under the Deposit Agreement.

The Compulsory Acquisition will be initiated by way of the Offeror (jointly with the Board of Directors) inviting each Invitel Shareholder to transfer its Invitel Shares to the Offeror within four weeks of the date of a notice required by Section 20b(1) of the Danish Public Companies Act. Pursuant to Section 20b(2) of the Danish Public Companies Act, the notice will contain (i) the terms and conditions of the Compulsory Acquisition, (ii) the basis on which the Compulsory Acquisition price has been determined (iii) information on the Invitel Shareholder’s right to obtain an appraisal of the price by experts appointed by the court of the jurisdiction of Invitel’s registered address in the event the Compulsory Acquisition price cannot be agreed upon between the Offeror and the Invitel Shareholder and (iv) information on the impact of the experts’ statement for all Invitel Shareholders, i.e., that in the event the experts’ valuation results in a higher Compulsory Acquisition price than offered by the Offeror, the higher price will be paid to all Invitel Shareholders that did not exercise appraisal rights.

As part of the Compulsory Acquisition, pursuant to Section 20c of the Danish Public Companies Act, any Invitel Shareholders who do not transfer their Invitel Shares to the Offeror before the expiry of the offer period must be invited, through a notice in the first issue of the Official Gazette (Statstidende) of the subsequent quarter, to transfer their Invitel Shares to the Offeror within a period of not less than three months. The notice must contain the information described in the previous paragraph as well as state the date of a potential experts’ valuation or the date of a potential court decision of the valuation, as the case may be. Finally, the notice must state that subsequent to the expiry of the notice period, the Invitel Shares will be registered in the name of the Offeror in Invitel’s share register and that all rights to demand an experts’ valuation will lapse on expiry of the notice period.

In respect of any Invitel Shares not transferred to the Offeror by the expiry of the notice period, the Offeror must deposit the Compulsory Acquisition price corresponding to the number of Invitel Shares not yet transferred for the benefit of remaining Invitel Shareholders. See “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations—Stock Listing and Compulsory Acquisition by the Offeror” and “The Offer—Section 14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations—Compulsory Acquisition Required by a Minority Shareholder.”

The foregoing description of appraisal rights is qualified in its entirety by the translation of the full text of the relevant provisions of the Danish Public Companies Act, which is set forth in Schedule C attached to this Offer to Purchase.

Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to Invitel Shareholders if the Compulsory Acquisition is undertaken.

Invitel Shareholders and Invitel ADS Holders who tender their Invitel Shares and/or Invitel ADSs in the Offer will not be entitled to exercise appraisal rights with respect to those Invitel Shares and/or Invitel ADSs but, rather, will receive the price paid in the Offer.

Rule 13e-3. Because the Offeror is an affiliate of Invitel, the transactions contemplated in this Offer to Purchase constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Invitel and certain information relating to the fairness of the Offer and the consideration offered to Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group be filed with the SEC and disclosed to Invitel Shareholders and Invitel ADS Holders unaffiliated with the Mid Europa Group. The Mid Europa Entities have provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.

9. Transactions and Arrangements Concerning the Invitel Shares

Straumur Agreement. In connection with the Straumur Purchase, on November 27, 2009, the Offeror and Straumur signed the Straumur Agreement. Pursuant to the Straumur Agreement, should the Offeror or one of its affiliates, prior to the first anniversary of the date of the Straumur Agreement, make a tender offer with respect to any Invitel Shares, the Offeror will be required to pay Straumur on the date payment under any such tender offer is due, for each of the Straumur Shares, an amount representing the difference between (i) the price offered per Invitel Share in any such tender offer and (ii) $4.50.

Management Letters. Pursuant to the Management Letters, from the Closing Date until the earlier to occur of (a) a Trigger Event (as defined in the relevant Amended and Restated Management Service Contract, dated April 27, 2007 (as amended to date, the relevant “Service Agreement”)) between Magyar Telecom and the relevant service company, (b) the termination of the relevant Service Agreement, or (c) the fifth anniversary of the Closing Date, except as otherwise specifically permitted by the Management Letters (as summarized below), Mr. Lea and Mr. Bowker (the “Managers”) have agreed not to transfer any Invitel Shares that they own (the Invitel Shares that each Manager owns, his “Covered Shares”).

The Management Letters permit the Managers to transfer Invitel Shares, provided that after any such transfer the Manager continues to hold, directly or indirectly, at least (a) 50% of his Covered Shares after the Closing Date, (b) 40% of his Covered Shares (calculated on an aggregate basis) after the first anniversary of the Closing Date and (c) 30% of his Covered Shares (calculated on an aggregate basis) after the second anniversary of the Closing Date. Each Manager is also permitted to transfer Covered Shares (a) to a 100% subsidiary of the Manager or (b) to a trust that meets certain requirements.

The Management Letters also provide tag-along rights to the Managers in the event of any sale of Invitel Shares by the Offeror or any of its affiliates. The Offeror and its affiliates have agreed not to transfer any Invitel Shares except in compliance with the tag-along provisions of the Management Letters. However, the tag-along rights do not apply to the following transfers: (i) a transfer on a stock exchange on which the Invitel Shares are then listed for trading, including a broker-facilitated transaction pursuant to Rule 144 under the Securities Act of 1933, as amended, or (ii) any transaction or series of related transactions, including a merger, consolidation or tender offer, in which all Invitel Shareholders have a right to participate in such transfer on the same terms.

10. The Invitel Refinancing

Invitel is presently in the process of structuring and launching a series of debt refinancing transactions (the “Invitel Refinancing”). The transactions comprising the Invitel Refinancing are the following:

(a) the issuance and offering (the “Notes Offering”) of senior secured debt securities in an aggregate principal amount that is expected to be up to €340 million (the “New Secured Notes”), the proceeds of which will be used on one or more occasions to:

(i) effect the repayment of (A) the outstanding €138.8 million aggregate principal amount of Invitel Zrt’s senior credit facilities (the “Senior Credit Facilities”) and (B) the outstanding €21.3 million aggregate principal amount of the Subordinated Term Loan;

(ii) repurchase or redeem (simultaneously or upon the completion of the Notes Offering) the outstanding €131.3 million aggregate principal amount of the 2004 Notes, plus accrued and unpaid interest and related fees and repayment costs through the date of repurchase or redemption (in the case of redemption, 30 days following the mailing of the redemption notice); and

(iii) pay fees and expenses incurred in connection with the Invitel Refinancing;

(b) convert the outstanding €130.5 million aggregate principal amount of the Mid Europa Shareholder Loan as follows:

(i) the Debt Purchaser will assign its rights under the Mid Europa Shareholder Loan at face value to HTCC Holdco I B.V. (“Holdco I”) in consideration for a new interest-bearing loan (the “New Shareholder Loan”) to be undertaken by Holdco I (“Step 1”);

(ii) following Step 1, Holdco I will assign its rights under the Mid Europa Shareholder Loan at face value to Matel Holdings N.V. (“Matel Holdings”) as a capital contribution (“Step 2”);

(iii) following Step 2, Matel Holdings will assign its rights under the Mid Europa Shareholder Loan at face value to Magyar Telecom as a capital contribution after which Magyar Telecom’s obligations under the Mid Europa Shareholder Loan will be automatically extinguished by operation of law; and

(c) convert all of the 2006 PIK Notes held by the Debt Purchaser into the New Shareholder Loan between the Debt Purchaser and Holdco I.

11. Related Party Transactions

Mid Europa Shareholder Loan

As described above under “Special Factors—Section 1. Background,” pursuant to the DRA, the Debt Purchaser, an affiliate of the Mid Europa Group, provided the Mid Europa Shareholder Loan to Invitel. The Mid Europa Shareholder Loan is governed by a loan agreement dated March 2, 2009, as amended and restated by an amendment agreement dated November 2, 2009, between the Debt Purchaser (as lender), Invitel (as parent) and Magyar Telecom (as borrower) (the “Shareholder Loan Agreement”).

The Shareholder Loan Agreement is governed by English law and was entered into as a condition precedent to amendments being made to Invitel’s existing financing documents. The Debt Purchaser advanced the Mid Europa Shareholder Loan to Magyar Telecom to enable it to fund the payment for 2004 Notes and 2007 Notes tendered for purchase pursuant to the Cash-Paid Notes Tender Offer and to repay €10.7 million of the Subordinated Term Loan. The maturity date of the New Shareholder Loan is March 1, 2013 (the “Maturity Date”).

The Shareholder Loan Agreement is subject to the terms of an intercreditor deed dated August 6, 2003 (as amended and restated on April 27, 2007, March 3, 2008 and March 4, 2009) (the “Intercreditor Deed”). Pursuant to Clause 2.1 of the Intercreditor Deed, the Mid Europa Shareholder Loan is subordinate to all other Invitel debt.

The interest rate of the Mid Europa Shareholder Loan is 20% per annum above EURIBOR.

If requested by the Debt Purchaser, the interest accrued on the Mid Europa Shareholder Loan can be capitalized and added to the amount of funds advanced. If the Debt Purchaser does not request that accrued interest be capitalized, Magyar Telecom must repay such accrued interest in full (on the earlier of the Maturity Date or the date on which the Mid Europa Shareholder Loan is to be repaid in full), together with a fee equal to the amount the Debt Purchaser would have received had such interest been capitalized.

Magyar Telecom must also pay an additional fee of 4.5% of the principal amount of the Mid Europa Shareholder Loan (excluding capitalized interest and any corresponding fee) on prepayment or repayment of the Mid Europa Shareholder Loan.

The Shareholder Loan Agreement includes an undertaking whereby Invitel and Magyar Telecom will ensure that the proceeds of any issue of shares, convertible securities convertible into shares, or other equity or debt instruments (or any other raising of debt finance) will be applied in prepayment of the Mid Europa Shareholder Loan.

Invitel and Magyar Telecom also undertake not to incur any subordinated debt with a repayment or maturity date falling prior to April 15, 2013.

The Shareholder Loan Agreement contains standard events of default, including, inter alia, non-payment (with a cure period of three business days), non-compliance with obligations (with a cure period of ten business days), insolvency, litigation involving any judgment or order in an amount in excess of €15 million, repayment of debt subordinate to the Mid Europa Shareholder Loan and the creating of security or giving of financial support in relation to subordinated debt.

Invitel is presently in the process of structuring and launching a series of debt refinancing transactions, which, if consummated, would affect the Mid Europa Shareholder Loan, as described above under “Special Factors—Section 10. The Invitel Refinancing.”

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for any and all Invitel Shares and Invitel ADSs validly tendered on or prior to the Expiration Date (as defined below) and not validly withdrawn as permitted under “The Offer—Section 4. Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on January 7, 2010 (which is the end of the day on January 7, 2010), unless and until the Offeror has extended in its sole discretion the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by the Offeror, expires.

The Offer is conditioned upon the satisfaction or waiver of the conditions discussed in “The Offer—Section 13. Conditions to the Offer.” If any or all of these conditions are not satisfied on or prior to the Expiration Date or any subsequent Expiration Date, the Offeror expressly reserves the right (but will not be obligated), in its sole discretion, subject to complying with applicable law and the rules and regulations of the SEC, to (i) terminate the Offer, and therefore not accept for payment or pay for any Invitel Shares or Invitel ADSs, and return all tendered Invitel Shares and Invitel ADSs to the tendering Invitel Shareholders and Invitel ADS Holders, respectively, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Invitel Shares and Invitel ADSs validly tendered and not properly withdrawn on or prior to the Expiration Date, (iii) extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Danish Settlement Agent and the U.S. Settlement Agent and by making a public announcement of the extension in the manner described below and, subject to the right of Invitel Shareholders and Invitel ADS Holders to withdraw Invitel Shares and Invitel ADSs, respectively, on or prior to the Expiration Date (except during any Subsequent Offering Period (as defined below)), retain all Invitel Shares and Invitel ADSs which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires the Offeror to pay the consideration offered or return the Invitel Shares or Invitel ADSs tendered promptly after the expiration or termination of the Offer.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If the Offeror extends the Expiration Date, is delayed in its payment for the Invitel Shares and Invitel ADSs or is unable to pay for Invitel Shares and Invitel ADSs pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer, the Danish Settlement Agent and the U.S. Settlement Agent may retain tendered Invitel Shares or Invitel ADSs on behalf of the Offeror, and such Invitel Shares or Invitel ADSs may not be withdrawn except to the extent tendering Invitel Shareholders and Invitel ADS Holders are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights.” However, the ability of Offeror to delay the payment for Invitel Shares and Invitel ADSs which the Offeror has accepted for payment is limited by Rule l4e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer, unless such bidder elects to establish a Subsequent Offering Period (as defined below in this Section 1) and pays for securities tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act.

If the Offeror decreases the percentage of Invitel Shares and Invitel ADSs being sought or increases or decreases the consideration to be paid for Invitel Shares and Invitel ADSs pursuant to the Offer, such increase or decrease will be applicable to all Invitel Shareholders and Invitel ADS Holders whose Invitel Shares and Invitel ADSs, respectively, are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to Invitel Shareholders and Invitel ADS Holders, the Offer will be extended until the expiration of such ten business day period. If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Expiration Date to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, or a waiver of a material condition of the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made that approach the significance of an increase or decrease in the offer price or the number of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. The requirement to extend the Expiration Date will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If, prior to the Expiration Date, the Offeror increases the consideration being paid for Invitel Shares or Invitel ADSs accepted for payment pursuant to the Offer, such increased consideration will be paid to all Invitel Shareholders or Invitel ADS Holders whose Invitel Shares or Invitel ADSs, respectively, are accepted for payment pursuant to the Offer, whether or not such Invitel Shares or Invitel ADSs were tendered prior to the announcement of the increase in consideration.

After the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, pursuant to Rule 14d-11 under the Exchange Act, and subject to certain other conditions, the Offeror may elect, in its sole discretion, to provide a subsequent offering period pursuant to which the Offeror may add a period of at least three business days in length following the expiration of the Offer and acceptance for payment of the Invitel Shares and the Invitel ADSs validly tendered in the Offer and not validly withdrawn on or prior to the Expiration Date to permit additional tenders of Invitel Shares or Invitel ADSs not tendered during the period of the Offer on or prior to the Expiration Date (a “Subsequent Offering Period”). If the Offeror decides to provide for a Subsequent Offering Period, the Offeror will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date. If the Offeror elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods by giving oral or written notice of such extension to the Danish Settlement Agent and the U.S. Settlement Agent. During a Subsequent Offering Period, tendering Invitel Shareholders and Invitel ADS Holders will not have withdrawal rights. See “The Offer—Section 4. Withdrawal Rights.” During a Subsequent Offering Period, the Offeror would promptly accept for payment and pay for any Invitel Shares and Invitel ADSs validly tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that the Offeror may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Offeror offers the same form and amount of consideration for Invitel Shares and Invitel ADSs in the Subsequent Offering Period as in the initial Offer, (iii) the Offeror immediately accepts and promptly pays for all Invitel Shares and Invitel ADSs tendered during the Offer prior to its expiration, (iv) the Offeror announces the results of the Offer, including the approximate number and percentage of Invitel Shares and Invitel ADSs deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Offeror immediately accepts and promptly pays for Invitel Shares and Invitel ADSs as they are tendered during the Subsequent Offering Period.

The Offeror currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Invitel Shares and Invitel ADSs tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Invitel Shares and Invitel ADSs tendered in the Offer and accepted for payment. The same consideration will be paid to Invitel Shareholders and Invitel ADS Holders tendering Invitel Shares and Invitel ADSs, respectively, in the Offer or in a Subsequent Offering Period, if one is included.

The Offeror reserves the right to transfer or assign to one or more of the Offeror’s affiliates, in whole or in part from time to time, the right to accept for payment, and pay for, all or any portion of the Invitel Shares and Invitel ADSs tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering Invitel Shareholders or Invitel ADS Holders to receive payment for Invitel Shares and Invitel ADSs, respectively, validly tendered and accepted for payment pursuant to the Offer.

The Offeror has requested and received from Invitel a copy of Invitel’s shareholder list and security position listings for the purpose of disseminating the Offer to Invitel Shareholders and Invitel ADS Holders and has commenced mailing of this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of the Invitel Shares and Invitel ADSs and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Invitel Shares and Invitel ADSs.

2. Acceptance for Payment and Payment for Invitel Shares and Invitel ADSs

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the conditions to the Offer discussed in “The Offer—Section 13. Conditions to the Offer”, the Offeror will accept for payment and will pay for any and all Invitel Shares and Invitel ADSs validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, promptly after the Expiration Date, provided that the Offer has not been terminated by such date. If there is a Subsequent Offering Period following the Offer, the Offeror will immediately accept and promptly pay for all Invitel Shares and Invitel ADSs as they are tendered in the Subsequent Offering Period. Subject to compliance with Rule l4e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Invitel Shares and Invitel ADSs in order to obtain any required regulatory approvals. See “The Offer—Section 15. Certain Legal Matters; Regulatory Approvals.”

The mechanics for accepting for payment and paying for all Invitel Shares and Invitel ADSs validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer (“Settlement”) will depend on whether the particular Invitel securities are Invitel Shares or Invitel ADSs, as more specifically described in the next paragraph. Settlement shall take place no later than three business days after the announcement of the completion of the Offer. The final settlement date (the “settlement date”) will be specified in that announcement. Settlement is expected to take place on or before January 12, 2010, unless the Expiration Date is extended.

Where an acceptance relates to Invitel Shares, the cash consideration to which an accepting Invitel Shareholder is entitled will be paid through such Invitel Shareholder’s account holding institution or stockbroker. Where an acceptance relates to Invitel ADSs evidenced by Invitel ADRs, checks for the cash amount due will be dispatched by post. Interest will not be paid on the Offer Price regardless of any extension of the Expiration Date or any delay in making such payment. If you own your Invitel Shares or Invitel ADSs through a custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee, and your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee tenders your Invitel Shares or Invitel ADSs, respectively, on your behalf, your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee may charge you a fee for doing so. All brokerage fees and other costs (such as stock exchange turnover tax or stamp duties) which may be incurred as a result of the tender of your Invitel Shares or Invitel ADSs will have to be borne by you.

In all cases, payment for Invitel Shares and Invitel ADSs accepted for payment pursuant to the Offer will be made only: (i) in the case of Invitel Shares, if such Invitel Shares have been timely tendered in accordance with the acceptance procedure described below under “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs—Valid Tenders of Invitel Shares” and (ii) in the case of Invitel ADSs, payment for Invitel ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Settlement Agent of (a) the ADR Certificates or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such ADSs into the U.S. Settlement Agent’s account at The Depository Trust Company (the “Book Entry Transfer Facility”) pursuant to the procedures discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs,” (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs” of this Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Invitel ADS Holders may be paid at different times depending upon when ADR Certificates or Book-Entry Confirmations with respect to Invitel ADSs are actually received by the U.S. Settlement Agent.

For purposes of the Offer (including during any Subsequent Offering Period), the Offeror will be deemed to have accepted for payment, and thereby purchased, Invitel Shares and Invitel ADSs validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Danish Settlement Agent and the U.S. Settlement Agent of the Offeror’s acceptance for payment of such Invitel Shares and Invitel ADSs, respectively, pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Invitel Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Danish Settlement Agent, which will act as agent for tendering Invitel Shareholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering Invitel Shareholders whose Invitel Shares have been accepted for payment. Payment for Invitel ADSs accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the U.S. Settlement Agent, which will act as agent for tendering Invitel ADS Holders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering Invitel ADS Holders whose Invitel ADSs have been accepted for payment. If, for any reason whatsoever the Expiration Date is extended, acceptance for payment of any Invitel Shares and Invitel ADSs tendered pursuant to the Offer is delayed, or if the Offeror is unable to accept for payment Invitel Shares and Invitel ADSs tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights discussed in “The Offer—Section 1. Terms of the Offer,” the Danish Settlement Agent and the U.S. Settlement Agent may retain tendered Invitel Shares and Invitel ADSs, respectively, on behalf of the Offeror, and such Invitel Shares and Invitel ADSs may not be withdrawn, except to the extent that the tendering Invitel Shareholders and Invitel ADS Holders, respectively, are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act. Under no circumstances will interest on the Offer Price for Invitel Shares and Invitel ADSs be paid, regardless of any delay in making such payment.

If any tendered Invitel ADSs are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if ADR Certificates are submitted evidencing more Invitel ADSs than are tendered, ADR Certificates evidencing unpurchased Invitel ADSs will be returned, without expense to the tendering Invitel ADS Holder (or, in the case of Invitel ADSs tendered by book-entry transfer into the U.S. Settlement Agent’s account at the Book Entry Transfer Facility pursuant to the procedure discussed in “The Offer—Section 3.

Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs,” such Invitel ADSs will be credited to an account maintained at the Book Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs

Valid Tenders of Invitel Shares. Holders of Invitel Shares who wish to tender their Invitel Shares upon the terms and conditions set out in the Offer must contact their own custodian bank or stockbroker, requesting that acceptance of the Offer be communicated to the Danish Settlement Agent. Invitel Shareholders wishing to accept the Offer may complete the Form of Acceptance and submit it to their custodian bank or stockbroker. The Form of Acceptance will be provided to Invitel Shareholders upon their prior request to the Danish Settlement Agent. Invitel Shareholders wishing to obtain a Form of Acceptance from the Danish Settlement Agent must request it by contacting the Danish Settlement Agent at the telephone number set forth on the back cover of this Offer to Purchase. The custodian bank or stockbroker must notify the Danish Settlement Agent of the acceptance on or prior to the Expiration Date. Invitel Shareholders should carefully read the instructions in this Offer to Purchase and on the Form of Acceptance prior to its submission to such Invitel Shareholder’s own custodian bank or stockbroker. Invitel Shareholders should note that acceptance must be notified to their own custodian bank or stockbroker in due time to allow the custodian bank or stockbroker to process and communicate the acceptance to the Danish Settlement Agent on or prior to the Expiration Date.

Valid Tenders of Invitel ADSs. In order for an Invitel ADS Holder validly to tender Invitel ADSs pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the U.S. Settlement Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and either the ADR Certificates evidencing tendered Invitel ADSs must be received by the U.S. Settlement Agent at such address or such Invitel ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the U.S. Settlement Agent, in each case on or prior to the Expiration Date (except during any Subsequent Offering Period), or (ii) the tendering Invitel ADS Holder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message transmitted by the Book Entry Transfer Facility to, and received by, the U.S. Settlement Agent and forming a part of a Book-Entry Confirmation. The Agent’s Message states that the Book Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Invitel ADSs that are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

Book-Entry Transfer of Invitel ADSs. The U.S. Settlement Agent will establish an account with respect to the Invitel ADSs at the Book Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book Entry Transfer Facility may make a book-entry delivery of Invitel ADSs by causing the Book Entry Transfer Facility to transfer such Invitel ADSs into the U.S. Settlement Agent’s account at the Book Entry Transfer Facility in accordance with the Book Entry Transfer Facility’s procedures for such transfer. However, although delivery of Invitel ADSs may be effected through book-entry transfer at the Book Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the U.S. Settlement Agent at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date (except during any Subsequent Offering Period), or the tendering Invitel ADS Holder must comply with the guaranteed delivery procedure described below.

For Invitel ADSs to be validly tendered during any Subsequent Offering Period, the tendering Invitel ADS Holder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Delivery of documents to the Book Entry Transfer Facility does not constitute delivery to the U.S. Settlement Agent.

Signature Guarantees for Invitel ADSs. No signature guarantee is required on the Letter of Transmittal if the (i) Letter of Transmittal is signed by the registered Invitel ADS Holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Invitel ADSs) tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) Invitel ADSs are tendered for the account of a financial institution (including most commercial banks, brokerage houses and savings and loans associations) that is participating in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If an ADR Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or an ADR Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder, then the ADR Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the ADR Certificate, with the signature on such ADR Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery of Invitel ADSs. If an Invitel ADS Holder desires to tender Invitel ADSs pursuant to the Offer and the ADR Certificate(s) evidencing such holder’s Invitel ADS(s) are not immediately available, or if such holder cannot deliver the ADR Certificate(s) and all other required documents to the U.S. Settlement Agent on or prior to the Expiration Date, or if such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Invitel ADSs may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received on or prior to the Expiration Date by the U.S. Settlement Agent as provided below; and

•

the ADR Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Invitel ADSs, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, are received by the U.S. Settlement Agent within three NYSE Amex trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Settlement Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by the Offeror.

In all cases, Invitel ADSs will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal is received by the U.S. Settlement Agent.

The method of delivery of ADR Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Invitel ADS Holder, and the delivery will be deemed made only when actually received by the U.S. Settlement Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Invitel ADSs pursuant to any one of the procedures described above will constitute the tendering Invitel ADS Holder’s acceptance of the terms and conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of any such extension or amendment), as well as the tendering Invitel ADS Holder’s representation and warranty that such holder has the full power and authority to tender and assign the Invitel ADSs tendered, as specified in the Letter of Transmittal. The Offeror’s acceptance for payment of Invitel ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering Invitel ADS Holder and the Offeror upon the terms and subject to the conditions of the Offer.

Determination of Validity of tenders of Invitel Shares and Invital ADSs. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Invitel Shares and Invitel ADSs will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Invitel Shares and Invitel ADSs of any particular Invitel Shareholder or Invitel ADS Holder, whether or not similar defects or irregularities are waived in the case of other Invitel Shareholders or Invitel ADS Holders, respectively. No tender of Invitel Shares and Invitel ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Offeror. None of the Offeror, the Mid Europa Entities, the Sponsor, the Danish Settlement Agent, the U.S. Settlement Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the Letter of Transmittal, the tendering Invitel ADS Holder will irrevocably appoint designees of the Offeror as such Invitel ADS Holder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Invitel ADS Holder’s rights with respect to the Invitel Shares tendered by such Invitel ADS Holder and accepted for payment by the Offeror and with respect to any and all other Invitel ADSs or other securities or rights issued or issuable in respect of such Invitel ADSs. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Invitel ADSs. Such appointment will be effective when, and only to the extent that, the Offeror accepts for payment Invitel ADSs tendered by such Invitel ADS Holder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such Invitel ADS Holder with respect to such Invitel ADSs or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such Invitel ADS Holder (and, if given, will not be deemed effective). The designees of the Offeror will thereby be empowered to exercise all their rights under the Deposit Agreement and instruct the ADS Depositary with respect to such Invitel ADSs and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Invitel Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Offeror reserves the right to require that, in order for Invitel ADSs to be deemed validly tendered, immediately upon the Offeror’s acceptance for payment of such Invitel ADSs, the Offeror must be able to exercise full voting, consent and other rights with respect to such Invitel ADSs (as determined by the provisions of the Deposit Agreement) and other related securities or rights.

Other Requirements for Invitel ADSs. By executing the Letter of Transmittal as set forth above, a tendering Invitel ADS Holder irrevocably appoints designees of the Offeror as such holder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such holder’s rights with respect to the Invitel ADSs tendered by such Invitel ADS Holder and accepted for payment by the Offeror (including, with respect to any and all other Invitel ADSs or other securities issued or issuable in respect of such Invitel ADSs, on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Invitel ADSs. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Invitel ADSs for payment. Upon such acceptance for payment, all prior proxies given by such holder with respect to such Invitel ADSs (and such other Invitel ADSs and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such Invitel ADS Holder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Offeror will, with respect to the Invitel ADSs and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they in their sole discretion may deem proper at any annual or special meeting of Invitel ADS Holders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Invitel ADSs to be deemed validly tendered, immediately upon the Offeror’s payment for such Invitel ADSs, the Offeror must be able to exercise full voting rights with respect to such Invitel ADSs.

Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the U.S. Settlement Agent may be required to withhold 28% of the amount of the gross proceeds of the Offer. In order to prevent backup United States federal income tax withholding with respect to payments to U.S. Holders (as defined under “The Offer—Section 6. Certain United States Federal Income Tax Consequences”) of the Offer Price for Invitel Shares and Invitel ADSs purchased pursuant to the Offer, each U.S. Holder must provide the U.S. Settlement Agent with such U.S. Holder’s correct taxpayer identification number (“TIN”) and certify that such U.S. Holder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish that such U.S. Holder is not subject to backup withholding and should indicate their exempt status on the Substitute Form W-9 in the Letter of Transmittal. Certain U.S. Holders (including, among others, all corporations) are not subject to backup withholding. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on the U.S. Holder and the payment of cash to the U.S. Holder pursuant to the Offer may be subject to backup withholding. Non-U.S. Holders who receive payment through a U.S. payor or account should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary), or otherwise establish that such Non-U.S. Holder is not subject to backup withholding, in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

All Invitel Shares and Invitel ADSs to be sold to the Offeror pursuant to the Offer must be free from any and all charges, liens and other encumbrances. Invitel Shares and Invitel ADSs shall be transferred inclusive of any dividends declared or any other distributions, Invitel Shares or other securities or rights issued or issuable in respect of the transferred Invitel Shares and Invitel ADSs on or after the date hereof.

4. Withdrawal Rights

Tenders of Invitel Shares and Invitel ADSs made pursuant to the Offer are irrevocable, except that such Invitel Shares and Invitel ADSs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date (except during any Subsequent Offering Period) and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after February 5, 2010.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the relevant settlement agent (either, with respect to the Invitel Shares, the Danish Settlement Agent or, with respect to the Invitel ADSs, the U.S. Settlement Agent) at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and, if applicable, TIN of the person who tendered the Invitel Shares or Invitel ADSs to be withdrawn, the number of Invitel Shares or Invitel ADSs to be withdrawn and the name of the registered holder of such Invitel Shares or Invitel ADSs, if different from that of the person who tendered such Invitel Shares and Invitel ADSs. If ADR Certificates evidencing

Invitel ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Settlement Agent, then, prior to the physical release of such ADR Certificates, the serial numbers shown on such ADR Certificates must be submitted to the U.S. Settlement Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Invitel ADSs have been tendered for the account of an Eligible Institution. If Invitel ADSs have been tendered pursuant to the procedure for book-entry transfer as discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Invitel ADSs.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Invitel Shares and Invitel ADSs or is unable to accept Invitel Shares and Invitel ADSs for payment pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer, the Danish Settlement Agent and the U.S. Settlement Agent, as appropriate, may, nevertheless, on behalf of the Offeror, retain tendered Invitel Shares and Invitel ADSs, respectively, and such Invitel Shares and Invitel ADSs may not be withdrawn, except to the extent that tendering Invitel Shareholders and Invitel ADS Holders, respectively, are entitled to withdrawal rights as described herein.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. None of the Offeror, the Mid Europa Entities, the Sponsor, the Danish Settlement Agent, the U.S. Settlement Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

Withdrawals of Invitel Shares and Invitel ADSs may not be rescinded. Any Invitel Shares and Invitel ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Invitel Shares and Invitel ADSs may be re-tendered at any time on or prior to the Expiration Date or during any Subsequent Offering Period by following one of the procedures described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Invitel Shares and Invitel ADSs.”

No withdrawal rights will apply to Invitel Shares and Invitel ADSs tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Invitel Shares and Invitel ADSs tendered in the Offer and accepted for payment. See “The Offer—Section 1. Terms of the Offer.”

5. Danish Tax Consequences

The following is a general description of certain Danish tax considerations relating to the sale of Invitel Shares and Invitel ADSs. It does not purport to be a complete analysis of all tax considerations relating to the sale of Invitel Shares and Invitel ADSs. The description does not set out details in relation to purchases to whom special rules apply, including, but not limited to, persons whose ordinary activities involve them in acquiring securities for the purpose of their businesses (traders in securities), and is therefore not relevant for institutional investors, insurance companies, banks, stockbrokers and investors liable to real interest tax or tax on return of pension investments. This summary is based upon Danish law as in effect on the date of the Offer, and is subject to any change in law that may take effect after such date.

The following assumes that disposal of Invitel Shares and Invitel ADSs will occur in 2010. It is recommended that shareholders consult their own tax advisors regarding the tax consequences of disposing Invitel Shares and Invitel ADSs.

Investors subject to full tax liability are generally individuals resident in Denmark or individuals who stay in Denmark for at least six consecutive months. Companies subject to full tax liability are generally companies, which are registered in Denmark. Foreign companies whose place of effective management is located in Denmark may also be subject to full tax liability.

Capital Gains and Losses

A distinction must be made between individuals and corporate entities.

Individuals

Gains and losses on the sale of Invitel Shares and Invitel ADSs are made up as the difference between the purchase price and the sales price. On a sale of part of the holding the purchase price is generally made up pursuant to the “average method” (“gennemsnitsmetoden”) as a proportion of the aggregate purchase price for all shares in the company. The costs of buying and selling Invitel Shares and Invitel ADSs may be deducted from the gain.

Gains on Invitel Shares and Invitel ADSs are taxed as share income. In 2010 share income will be taxed at a rate of 28% on the first DKK 48,300 (for cohabiting spouses a total of DKK 96,600), and 42% on share income exceeding said amounts. The threshold(s) include(s) all share income received by the individual (and his or her cohabiting spouse if applicable).

With respect to the deductibility of capital losses, the individual should consult his or her own tax advisor.

Companies

For companies, gains on portfolio shares (holding less than 10% of the share capital) are taxable and are included in the taxable income of the company. Net taxable income is taxed at a flat rate of 25%.

If the company has held the Invitel Shares and Invitel ADSs for three years or more on 1 January 2010, the company is only taxed on a gain on the Invitel Shares and Invitel ADSs which can be attributed to the period from 1 January 2010 and until the sale of the Invitel Shares and Invitel ADSs. Transitional rules (“net loss account scheme”) (“nettotabskonto”) secure that net losses (positive value of acquisition cost less market value) on all shares as at 1 January 2010 may be offset against gains on shares realized after 1 January 2010.

A loss on Invitel Shares and Invitel ADSs may be deductible for tax purposes under specific circumstances. The company should consult its own tax advisor.

Taxation of Investors not Subject to Full Tax Liability in Denmark

Generally, foreign investors are not subject to any Danish taxation with respect to capital gains deriving from the Invitel Shares and Invitel ADSs. Any tax liability for a foreign investor requires that (i) the investor is considered as trading in shares (“næringsdrivende”) for Danish tax purposes and that (ii) the Invitel Shares and Invitel ADSs can be attributed to a permanent establishment in Denmark subject to limited tax liability. The term permanent establishment is constructed in accordance with the OECD Model Convention and Commentary. The mere investment in Invitel Shares and Invitel ADSs is not subject to any limited tax liability nor does it construe a permanent establishment of the foreign investor.

6. Certain United States Federal Income Tax Consequences

The following is a summary of the material Certain United States Federal Income Tax Consequences of the Offer to U.S. Holders (as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders that hold Invitel Shares and Invitel ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Invitel Shares and Invitel ADSs acquired pursuant to the exercise of employee stock options or otherwise as compensation, Invitel Shares and Invitel ADSs held as part of a

“straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

For the purposes of this discussion, a U.S. Holder is a beneficial owner of Invitel Shares and Invitel ADSs that tenders Invitel Shares and Invitel ADSs in the Offer and has such Invitel Shares and Invitel ADSs accepted for payment pursuant to the Offer, and is: (i) an individual who is a United States citizen or resident for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise supervision over the administration of the trust and .one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE AND LOCAL TAX LAWS, AS WELL AS THE POTENTIAL TAX CONSEQUENCES UNDER THE LAWS OF ANY OTHER APPLICABLE JURISDICTION.

Sale of Invitel Shares or Invitel ADSs. The receipt of cash for Invitel Shares or Invitel ADSs pursuant to the Offer by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that sells Invitel Shares or Invitel ADSs pursuant to the Offer will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Invitel Shares or Invitel ADSs sold pursuant to the Offer. Gain or loss must be determined separately for each block of Invitel Shares or Invitel ADSs sold pursuant to the Offer (for example, Invitel Shares or Invitel ADSs acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Invitel Shares or Invitel ADSs for more than one year at the time of the Expiration Date. In general, long-term capital gains of a non-corporate U.S. Holder (including an individual U.S. Holder) are subject to United States federal income tax at preferential rates. There are significant limitations on the deductibility of capital losses.

Backup Withholding. Payments to a U.S. Holder in connection with the Offer may be subject to backup withholding at a rate of 28% unless the U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Backup withholding is not an additional tax. Amounts withheld are available as a credit against the U.S. Holder’s United States federal income tax liability or refundable, provided that all required information is furnished to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor as to the applicability to such U.S. Holder of the backup withholding rules and the possibility of qualifying for an exemption therefrom.

7. Tax Consequences in Other Countries

Invitel Shareholders or Invitel ADS Holders tendering Invitel Shares or Invitel ADSs are generally not be subject to tax consequences in Hungary in relation to the Offer so long as they are not residents in Hungary for tax purposes.

Invitel Shareholders or Invitel ADS Holders must obtain their own independent tax advice in relation to the tax consequences of their tendering Invitel Shares or Invitel ADSs or of the Offer in general in the countries in which they are tax residents.

8. Price Range of the Invitel Shares and Invitel ADSs; Dividends

The Invitel ADSs are listed on the NYSE Amex under the symbol “IHO.” Each Invitel ADS represents one Invitel Share. As of the date of this Offer to Purchase, there are 16,725,733 Invitel Shares issued and outstanding, including 4,275,340 Invitel Shares evidenced by Invitel ADSs. As of the date of this Offer to Purchase, 12,450,393 of the Invitel Shares are owned by the Offeror, representing approximately 74.4% of the total number of Invitel Shares outstanding. The Invitel Shares are not publicly traded on any securities exchange. Therefore, there is no current market price available for the Invitel Shares. The Offeror does not own any Invitel ADSs. The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Invitel ADS on the NYSE Amex.

	U.S. Dollar per ADS
	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	10.15	3.06
Second Quarter	8.19	3.65
Third Quarter	7.00	4.04
Fourth Quarter (through December 4, 2009)	4.43	2.94

Fiscal Year Ended December 31, 2008
First Quarter	18.50	12.76
Second Quarter	19.80	14.93
Third Quarter	23.40	16.22
Fourth Quarter	19.79	4.60

Fiscal Year Ended December 31, 2007
First Quarter	21.85	14.76
Second Quarter	25.48	19.65
Third Quarter	22.50	19.25
Fourth Quarter	21.00	15.00

Source:	Invitel’s Annual Report on Form 20-F for its fiscal year ended December 31, 2008 (other than data for the fiscal year ending December 31, 2009, which source is Bloomberg L.P.).

On December 4, 2009, the last trading day before the Offeror announced that it is proposing to acquire any and all of Invitel’s Shares and ADSs, the per Invitel ADS closing price of Invitel’s ADSs reported on the NYSE Amex was $3.55. On December 4, 2009, the last full trading day prior to the date of the commencement of the Offer, the closing sales price of the Invitel ADSs on the NYSE Amex was $3.55 per Invitel ADS. Invitel Shareholders and Invitel ADS Holders are urged to obtain a current market price for the Invitel ADSs. The Invitel Shares are not traded on any securities market and, accordingly, there is no current market price available for the Invitel Shares.

Invitel has not paid any dividends on the Invitel Shares. Invitel’s credit facilities and indentures limit Invitel’s ability to pay dividends. It is the current policy of Invitel to retain earnings, if any, to finance the development and growth of its businesses.

We understand that, unrelated to our Offer, Invitel is intending to de-list the Invitel ADSs from the NYSE Amex and to list the Invitel Shares on NYSE Alternext, with the Invitel ADRs trading in the United States on the Pink OTC Markets Inc.’s OTCQX International tier. Invitel anticipates de-listing the Invitel ADSs and listing the Invitel Shares on NYSE Alternext to take effect from early January 2010.

9. Certain Information Concerning Invitel

General. The information concerning Invitel contained in this Offer to Purchase has been furnished by Invitel or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources, including Invitel’s Annual Report on Form 20-F for its fiscal year ended December 31, 2008 (the “Invitel 2008 20-F”). Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither the Offeror, the Mid Europa Entities nor the Sponsor take responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Invitel to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror, the Mid Europa Entities or the Sponsor.

Invitel’s principal executive offices are located at Puskas Tivadar u. 8-10, H-2040 Budaors, Hungary, and its telephone number at such address is +36 (1) 801 1500.

Prior Stock Purchases. On November 27, 2009, the Offeror purchased 1,650,611 Invitel Shares from Straumur, at a purchase price of $4.50 per Invitel Share, or $7,427,749.50 in the aggregate. On the same day, the Offeror and Straumur entered into the Straumur Agreement in connection with the sale of the relevant Invitel Shares to the Offeror. Pursuant to the Straumur Agreement, should the Offeror or one of its affiliates, prior to the first anniversary of the date of the Straumur Agreement, make a tender offer with respect to any Invitel Shares, the Offeror will be required to pay Straumur on the date payment under any such tender offer is due, for each of the Straumur Shares, an amount representing the difference between (i) the price offered per Invitel Share in any such tender offer and (ii) $4.50.

Financial Information. Certain financial information relating to Invitel is hereby incorporated by reference to the audited financial statements for Invitel’s 2007 and 2008 fiscal years set forth in the Invitel 2008 20-F, beginning on page F-1 of such report. Certain financial information relating to Invitel is also hereby incorporated by reference to the unaudited balance sheets, comparative year-to-date income statements and related earnings per share data and statements of cash flows for the nine months ended September 30, 2009 set forth in Invitel’s Interim Report on Form 6-K dated November 30, 2009, for the period ended September, 2009 (the “Invitel 6-K”). The reports have been filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

INVITEL SUMMARIZED FINANCIAL INFORMATION

The following tables set forth summary historical consolidated financial data for Invitel as of and for the nine months ended September 30, 2009 and 2008 and for HTCC (Invitel’s predecessor) as of and for each of the years ended December 31, 2008 and 2007.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Invitel 2008 20-F and the unaudited interim financial statements and other financial information contained in the Invitel 6-K for the nine months ended September 30, 2009, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by Invitel with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 15 in the Invitel 2008 20-F, and in the Invitel 6-K, are hereby incorporated herein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE Amex in the manner set forth below.

The results for each of the years ended December 31, 2008 and 2007 are the results of Invitel Holdings’ predecessor, HTCC.

	As of, and for the Year Ended, December 31,
	2008	2007
	(in million U.S. dollars, except per share data)
Consolidated Statements of Operations and Comprehensive Income (Loss) Data:
Revenues	$555.0	$385.2
Total Operating Expenses	$473.9	$339.0
Income from operations	$81.1	$46.2

Other income (expenses)	$(131.6)	$(139.3)
Net income (loss) before income taxes	$(50.6)	$(93.1)

Net income (loss)	$(69.1)	$(96.5)

Basic net income (loss) per common share	$(4.22)	$(6.23)
Diluted net income (loss) per common share	$(4.22)	$(6.23)

Consolidated Balance Sheet Data:
Current Assets	$141.1	$118.8
Non-Current Assets	$1,110.2	$991.4
Current Liabilities	$255.1	$194.0
Non-Current Liabilities	$1,037.8	$880.0
Redeemable Equity Securities	$15.0	$15.0
Total stockholders’ equity (deficit)	$(56.6)	$21.1
Total liabilities and stockholders’ equity (deficit)	$1,251.3	$1,110.2

The following results for the nine months (as successor) ended September 30, 2009 reflect the consolidated interim results of Invitel and its subsidiaries. The results for the nine months ended September 30, 2008 are the results of Invitel Holdings’ predecessor, HTCC. The reporting currency has changed from U.S. dollars to euro. Following the reorganization as a Danish company in February 2009, Invitel as a foreign registrant with the SEC, is permitted to report its results in euro. Reporting results in euro is more relevant given that the primary markets of Invitel’s businesses are in Europe and its debt is primarily euro denominated. Also, Invitel has publicly asked the users of these financial statements to note that when comparing the financial results for the quarter ended September 30, 2009 to the financial results for the quarter ended September 30, 2008, the reported results in euros have been affected by the difference between the average EUR/HUF exchange rates. The Hungarian forint (“HUF”) depreciated against the euro (“EUR”) by 15% with an average EUR/HUF exchange rate of 271.36 during the quarter ended September 30, 2009 compared to the average EUR/HUF exchange rate of 236.11 during the quarter ended September 30, 2008. This change in exchange rates had a negative impact on our Hungarian forint denominated earnings when converted into euro. In connection with Invitel’s reorganization completed on February 26, 2009, Invitel changed its reporting currency from U.S. dollars to euros. The reasons for the change in the reporting currency were that Invitel is incorporated in Europe, most of its debt is in euros and the operations of its international business are conducted in euros.

	As of, and for the Nine Months Ended September 30,
	2009	2008
	(in million euros, except per share data)
Statement of Operations Data:
Total Revenue	€242.7	€284.4
Segment Cost of Sales	€(60.9)	€(82.4)
Income (loss) from operations	€46.5	€47.6
Interest Expense	€(65.2)	€(57.7)
Net income (loss) attributable to shareholders	€(41.6)	€(28.9)
Net income (loss) per share	€(2.50)	€(1.76)

Balance Sheet Data:
Current Assets	€82.6	€100.3
Non-Current Assets	€744.6	€790.3
Current Liabilities	€159.6	€181.2
Long Term Debt	€678.7	€665.3
Total shareholders’ equity (deficit)	€(84.6)	€(39.7)
Total Liabilities and Shareholders Equity	€827.2	€890.6

Available Information. The Invitel Shares and Invitel ADSs are registered under the Exchange Act. Accordingly, Invitel is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Invitel’s filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

You may contact Innisfree M&A Incorporated, the information agent for the Offer, at 501 Madison Avenue, 20th Floor, New York, New York 10022, or call toll free at +1 (888) 750 5834 to request copies of documents incorporated by reference without charge.

Recent Developments. Invitel is contemplating the sale of its international wholesale business which includes Invitel International Holdings B.V., its subsidiaries (including Invitel International AG) and Euroweb Romania (the “International Business”). The International Business includes operations in Austria, Bulgaria, Czech Republic, Hungary, Italy, Romania, Serbia, Slovakia, Slovenia, Turkey and the Ukraine, but excludes Invitel’s domestic backbone network in Hungary. The eventual disposal of the division will depend on the then prevailing market circumstances and level of interest from potential buyers. The International Business accounted for €23.3 million (16%) and €123.8 million (32%) of EBITDA and revenue, respectively, for the year ended December 31, 2008 and €34.1 million (33%) and €90.6 million (37%) of EBITDA and revenue, respectively, for the nine months ended September 30, 2009.

10. Certain Information Concerning the Offeror and the Mid Europa Entities

The Offeror. The Offeror is Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of The Netherlands. The Offeror’s principal business address is Naritaweg 165 Telestone 8, 1043 BW Amsterdam, The Netherlands. The equity securities of the Offeror are wholly owned by certain investment partnerships, each of which is directly or indirectly advised by the Sponsor. The Offeror owns a total of 12,450,393 Invitel Shares, representing 74.4% of issued and outstanding Invitel Shares. The telephone number of the Offeror is +31 20 5722 300.

The Mid Europa Entities. The principal business address of the Mid Europa Entities is Ogier House, St. Julian’s Avenue, St. Peter Port, GY1 1WA, Guernsey, Channel Islands.

The Fund and GP LP are limited partnerships organized under the laws of Guernsey. The principal business of the Fund is to achieve long-term capital appreciation by taking a significant stake in portfolio companies focused on Central and Eastern Europe and taking an active role to influence their operations and management with the objective of achieving superior returns by improving their business, restructuring and/or optimal use of financial structures. The principal business of GP LP consists of performing the functions of, and serving as, the sole general partner of the Fund.

Management Limited is a limited company organized under the laws of Guernsey. The principal business of Management Limited consists of performing the functions of, and serving as, the sole general partner of GP LP. Management Limited is also the sole general partner of Hungarian Telecom.

Hungarian Telecom is a limited partnership organized under the laws of Guernsey. Hungarian Telecom, as well as the Offeror, is an investment vehicle through which the Fund, GP LP and Management Limited hold the Invitel Shares. Hungarian Telecom is a wholly owned subsidiary of the Fund and the Offeror is a wholly owned subsidiary of Hungarian Telecom. The principal business address of the Hungarian Telecom is Ogier House, St. Julian’s Avenue, St. Peter Port, GY1 1WA, Guernsey, Channel Islands.

During the last five years, neither the Offeror nor any of the Mid Europa Entities or, to the best of their knowledge, any of the persons listed in Schedule A hereto (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of the Offeror and Management Limited are set forth in Schedule A to this Offer to Purchase. Hungarian Telecom, GP LP and the Fund do not have directors and executive officers. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of the persons controlling Management Limited are also set forth in Schedule A.

The Offeror has made no arrangements in connection with the Offer to provide holders of Invitel Shares and Invitel ADSs access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

11. Source and Amount of Funds

The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Offeror to complete the Offer is estimated to be approximately $19.8 million, plus related transaction fees and expenses. See “The Offer—Section 16. Fees and Expenses.”

The funds required to purchase all Invitel Shares and Invitel ADSs tendered and not withdrawn in the Offer will be contributed to the Offeror by the Fund.

The Offeror does not think that its financial condition is relevant to your decision whether to tender Invitel Shares or Invitel ADSs and accept the Offer because:

•	the Offer is being made for any and all outstanding Invitel Shares and Invitel ADSs that are not already owned by us solely for cash;

•	the Offer is not subject to any financing condition; and

•

the Offeror has sufficient funds available to purchase all Invitel Shares and Invitel ADSs tendered and not withdrawn in the Offer in light of its financial capacity in relation to the amount of consideration payable.

12. Dividends and Distributions

If, at any time on or after the date hereof, Invitel declares or pays any dividend or other distribution (including, without limitation, the issuance of additional Invitel Shares pursuant to a stock dividend or stock split) with respect to the Invitel Shares that is payable or distributable to Invitel Shareholders of record on a date occurring prior to the transfer to the name of the Offeror or its nominees or transferees of the Invitel Shares purchased pursuant to the Offer, then, without prejudice to the Offeror’s rights described in “The Offer—Section 13. Conditions to the Offer,” (i) the purchase price per Invitel Share payable by the Offeror pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Invitel Shares) will be required to be remitted promptly and transferred by each tendering Invitel Shareholder to the Danish Settlement Agent, as appropriate for Invitel Shares for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Offeror will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by the Offeror in its sole discretion.

If, on or after the date hereof, Invitel should split the Invitel Shares or combine or otherwise change the Invitel Shares or its capitalization, then, without prejudice to the Offeror’s rights described in “The Offer—Section 13. Conditions to the Offer,” appropriate adjustments to reflect such split, combination or change may be made by the Offeror in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

Invitel ADS Holders will be entitled to, and may exercise their rights under, dividend payments and other distributions on Invitel Shares pursuant to the provisions of the Deposit Agreement governing the Invitel ADSs.

13. Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer at any time, in its sole discretion, the Mid Europa Group will not be required to (or to cause any person to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Invitel Shares or Invitel ADSs, and may terminate or amend the Offer, if at any time prior to the expiration of the Offer, any of the following events exists:

(a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic, foreign or supranational, (1)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Invitel Shares and/or Invitel ADSs by the Offeror or any of the Mid Europa Entities or the consummation by the Offeror or any of the Mid Europa Entities of any Compulsory Acquisition, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any Compulsory Acquisition, (2) seeking to restrain or prohibit the full rights of ownership or operation by the Offeror or any of the Mid Europa Entities of all or any portion of the business or assets of Invitel and its subsidiaries or of the Mid Europa Group, or to compel the Offeror or any of the Mid Europa Entities to dispose of or hold separate all or any portion of the business or assets of the Mid Europa Group or seeking to impose any limitation on the ability of the Offeror or any of the Mid Europa Entities to conduct such business or own such assets, (3) seeking to impose or confirm limitations on the ability of the Offeror or any of the Mid Europa Entities effectively to exercise full rights of ownership of the Invitel Shares or Invitel ADSs, including, without limitation, the right to vote any Invitel Shares or Invitel ADSs acquired by any such person on all matters properly presented to the Invitel Shareholders, (4) seeking to require divestiture by the Offeror or any of the Mid Europa Entities of any Invitel Shares or Invitel ADSs, (5) seeking any material diminution in the benefits expected to be derived by the Offeror or any of the Mid Europa Entities as a result of the transactions contemplated by the Offer or any Compulsory Acquisition or (6) which otherwise, in the reasonable judgment of the Offeror, is or may be materially adverse to the Offeror or any of the Mid Europa Entities or the value of the Invitel Shares or Invitel ADSs to the Offeror or any of the Mid Europa Entities or the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of invitel or any of its subsidiaries;

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Offeror or any of the Mid Europa Entities or (2) to the Offer or any Compulsory Acquisition by the Offeror or any of the Mid Europa Entities, by any court, government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational, which, in the reasonable judgment of the Offeror, does or may directly or indirectly result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

(c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened or disclosed in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Invitel or any of its subsidiaries which, in the reasonable judgment of the Offeror, is or may be materially adverse to, or the Offeror shall have become aware of any fact which, in the reasonable judgment of the Offeror, has or may have material adverse significance with respect to, either the value of Invitel or any of its subsidiaries or the value of the Invitel Shares or Invitel ADSs to the Offeror or any of the Mid Europa Entities;

(d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by any governmental, regulatory or administrative authority or agency in the United States, whether federal or state, or Denmark, (3) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority or agency in the United States, whether federal or state, or Denmark on, or other event which, in the reasonable judgment of the Offeror, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or Europe or any attack on, or outbreak or act of terrorism involving, the United States or Europe, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Invitel or its subsidiaries do business that could, in the reasonable judgment of the Offeror, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Invitel or any of its subsidiaries or the trading in, or value of, the Invitel Shares or Invitel ADSs, or (7) in the case of any of the foregoing existing on December 7, 2009, a material acceleration or worsening thereof;

(e) we become aware (1) that any material contractual right of Invitel or any of its subsidiaries has been or will be impaired or otherwise adversely affected as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Invitel Shares Invitel ADSs or the consummation of any Compulsory Acquisition or (2) of any covenant, term or condition in any instrument or agreement of Invitel or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Invitel or any of its subsidiaries or the value of the Invitel Shares or Invitel ADSs to us or any of our subsidiaries or affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Invitel Shares or Invitel ADSs or the consummation of any Compulsory Acquisition;

(f) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any government or governmental authority or agency shall not have been obtained on terms reasonably satisfactory to the Offeror or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired;

which, in the reasonable judgment of the Offeror in any such case, and regardless of the circumstances (other than any circumstance resulting solely from any action or omission by the Offeror or any of the Mid Europa Entities) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of the Offeror and the Mid Europa Entities and may be asserted by the Offeror, in its sole discretion, regardless of the circumstances (other than any circumstance resulting solely from any action or omission by the Offeror or any of the Mid Europa Entities) giving rise to any such conditions or may be waived by the Offeror, in its sole discretion, in whole or in part, at any time and from time to time prior to expiration of the Offer. The failure by the Offeror or any of the Mid Europa Entities at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to expiration of the Offer.

14. Effect of the Offer on the Market for the Invitel Shares and Invitel ADSs; NYSE Amex Listing; Exchange Act Registration; Margin Regulations

Market for the Invitel Shares and Invitel ADSs. The purchase of Invitel Shares and Invitel ADSs by the Offeror pursuant to the Offer will reduce the number of holders of Invitel Shares and Invitel ADSs and the number of Invitel ADSs that might otherwise trade publicly and, depending upon the number of Invitel ADSs so purchased, could adversely affect the liquidity and market value of the remaining Invitel ADSs held by the public. The Offeror cannot predict whether the reduction in the number of Invitel ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Invitel ADSs or whether it would cause future market prices to be greater or less than or the same as the Offer Price. The Invitel Shares do not trade publicly on any securities exchange.

Stock Listing and Compulsory Acquisition by the Offeror. The Offeror is submitting the Offer in order to acquire any and all of the outstanding Invitel Shares and outstanding Invitel ADSs in view of, ultimately, acquiring 100% of the outstanding Invitel Shares. Any Invitel ADSs purchased by the Offeror in the Offer will be exchanged by the Offeror for Invitel Shares. As soon as practicable following settlement of the Offer and, if applicable, initiation of the Compulsory Acquisition, the Offeror intends to seek delisting of the Invitel ADSs from the NYSE Amex. If, following the Offer, the Offeror has acquired or controls more than 90% of the Invitel

Shares and a corresponding number of the voting rights, the Offeror intends to effect a compulsory acquisition of the Invitel Shares held by the minority shareholders of Invitel (the “Compulsory Acquisition”). The minority shareholders cannot veto the Compulsory Acquisition.

For the avoidance of doubt, the rights of a minority shareholder applicable under Danish law and referred to below do only apply to the Invitel Shareholders and not to Invitel ADS Holders. To obtain such minority shareholders’ rights under Danish law Invitel ADS Holders would need to have their Invitel ADS’s exchanged for Invitel Shares in accordance with the provisions of the Deposit Agreement governing the Invitel ADSs.

The Compulsory Acquisition will be initiated by way of the Offeror (as a joint decision with the Board of Directors) inviting each minority shareholder to transfer its relevant Invitel Shares to the Offeror within four weeks of the date of the notice, cf. Section 20b(1) of the Danish Public Companies Act. Pursuant to Section 20b(2) of the Danish Public Companies Act, the notice will contain (i) the terms and conditions of the Compulsory Acquisition, (ii) the basis on which the compulsory acquisition price has been determined (iii) information on the minority Invitel Shareholder’s right to obtain an appraisal of the price by experts appointed by the court of the jurisdiction of Invitel’s registered address in the event the compulsory acquisition price cannot be agreed upon between the Offeror and the minority Invitel Shareholder, cf. Section 19(2) of the Danish Public Companies Act and (iv) information on the impact of the experts’ statement for all minority Invitel Shareholders, i.e. that in the event the experts’ valuation entails a higher compulsory acquisition price than offered, such higher price will likewise be effective for the minority Invitel Shareholders not having utilized their appraisal right. The experts’ valuation may be brought before the court of the jurisdiction of Invitel’s registered office within three months after receipt of the valuation. The costs of valuation shall be for the account of the Offeror unless the court finds special reasons warranting that the minority shareholder(s) in question must reimburse the Offeror’s expenses in full or in part.

Pursuant to Section 20c of the Danish Public Companies Act, any minority Invitel Shareholders who have not transferred their Invitel Shares to the Offeror before the expiry of the four week period shall be invited, through a notice inserted in the first issue of the Official Gazette (Statstidende) of the subsequent quarter, to transfer their Invitel Shares to the Offeror within a period of not less than three months. The notice shall contain the information mentioned above as well as state the date of a potential experts’ valuation or the date of a potential court decision of the valuation, as the case may be. Finally, the notice must state that subsequent to the expiry of the notice period, the Invitel Shares will be registered in the name of the Offeror in Invitel’s share register and that all rights to demand an experts’ valuation shall lapse on expiry of the period of notice.

For any shares not transferred to the Offeror at the time of expiry of the notice period stated in the notice in the Official Gazette as set out above, the Offeror must unconditionally in favor of the relevant minority Invitel Shareholders deposit the compulsory acquisition price corresponding to the number of Invitel Shares not yet transferred, cf. Section 20c(3) of the Danish Public Companies Act.

In the above it is assumed that a Compulsory Acquisition is initiated by the Offeror prior to January 18, 2010. However, if a compulsory acquisition is initiated by the Offeror on or after January 18, 2010, a new companies act will have entered into force in Denmark. This new act (relevant sections 67(3) and 70-72) does not contemplate material changes to the procedures relating to a compulsory acquisition, but does entail certain changes compared to the above, the most material of which are as follows:

•	A compulsory acquisition no longer requires that the majority shareholder’s decision is made jointly with the company’s board of directors. The decision can be made solely by the majority shareholder.

•	The company’s board of directors shall issue a statement on the terms and conditions of the compulsory acquisition which shall be included in the notice to the minority shareholders.

•

The expenses for any expert valuation rest, as a starting point, with the minority shareholder(s) requesting such a valuation. However, it can be decided that such expenses shall be at the account of the majority shareholder if the outcome of the valuation made by the experts diverges materially from the compulsory acquisition price offered.

•

In the event a minority shareholder has not transferred his or her shares following the four week offer period, the invitation to transfer shares will be made through the Danish Commerce and Companies Agency’s (Erhvervs-og Selskabsstyrelsen) information system instead of by way of notice in the Official Gazette.

Compulsory Acquisition Required by a Minority Shareholder. Pursuant to Section 20d of the Danish Public Companies Act, when the Offeror has acquired or controls more than 90% of the Invitel Shares and a corresponding number of the voting rights, the Offeror can be required by any of minority Invitel Shareholders to acquire the Invitel Shares held by such minority Invitel Shareholder(s). If a compulsory acquisition is required by a minority Invitel Shareholder and if the price cannot be agreed upon between the Offeror and the minority Invitel Shareholder, the price shall be fixed at the value as determined by experts appointed by the court of the jurisdiction of Invitel’s registered office, cf. Section 19(2) of the Danish Public Companies Act. The experts’ valuation may be brought before the court of the jurisdiction of Invitel’s registered office within three months after receipt of the valuation. The costs of valuation shall be for the account of the Offeror unless the court finds special reasons warranting that the minority Invitel Shareholder(s) in question must reimburse the Offeror’s expenses in full or in part. In the event the experts’ valuation entails a higher price than offered, such higher price will not automatically be effective for other minority Invitel Shareholders.

The new companies act (relevant section 73) mentioned above does not entail any changes to the right for a minority shareholder to demand a share redemption.

Reference is made to Schedule C “Relevant Provisions of the Danish Public Companies Act”.

The Compulsory Acquisition will be at the same price as the Offer Price, but adjusted for any dividends paid or other distributions made by Invitel to the Invitel Shareholders between the Settlement Date and the date of settlement of the Compulsory Acquisition. In addition, until the Compulsory Acquisition is completed, the Offeror may pursue other alternatives to obtain the remaining Invitel Shares and Invitel ADSs not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional Invitel Shares and Invitel ADSs in the open market, in privately negotiated transactions, through another tender offer, or by any other means the Offeror considers appropriate.

Exchange Act Registration. The Invitel Shares and Invitel ADSs are currently registered under the Exchange Act. Registration of the Invitel Shares and Invitel ADSs under the Exchange Act may be terminated upon application of Invitel to the SEC, if the average daily trading volume of the Invitel ADSs in the United States for a recent 12-month period has been no greater than 5 percent of the average daily trading volume of the Invitel ADSs on a worldwide basis for the same period or the Invitel Shares and Invitel ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Invitel Shares and Invitel ADSs under the Exchange Act would substantially reduce the information required to be furnished by Invitel to the holders of the Invitel Shares or Invitel ADSs and to the SEC in respect of Invitel Shares and Invitel ADSs and would make certain provisions of the U.S. federal securities laws no longer applicable to Invitel, such as the reporting requirements under the Exchange Act. Furthermore, the ability of “affiliates” of Invitel and persons holding “restricted securities” of Invitel to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated.

Margin Regulations. The Invitel ADSs are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Invitel ADSs. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Invitel ADSs would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Invitel Shares and Invitel ADSs under the Exchange Act were terminated, the Invitel ADSs would no longer constitute “margin securities.”

15. Certain Legal Matters; Regulatory Approvals

Except as described in this Section 15, based on a review of publicly available filings by Invitel with the SEC, the Offeror is not aware of (i) any license or regulatory permit that appears to be material to the business of Invitel that might be adversely affected by the acquisition of Invitel Shares and Invitel ADSs by the Offeror pursuant to the Offer or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Invitel Shares or Invitel ADSs by the Offeror pursuant to the Offer or otherwise. Should any such approval or other action be required, the Offeror presently contemplates that such approval or other action will be sought. While the Offeror does not presently believe that any competition waiting period or approval will materially delay the acceptance for payment of, or payment for, Invitel Shares or Invitel ADSs tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences materially adverse to Invitel’s business or that material parts of Invitel’s business might not have to be disposed of, or other substantial conditions complied with, in order to obtain any such approval or other action. See “The Offer—Section 13. Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

The Offer does not trigger any antitrust filings or require any antitrust clearances or the expiration of any antitrust waiting periods prior to completion of the Offer.

To the knowledge of the Offeror, there are no material pending legal proceedings relating to the Offer.

16. Fees and Expenses

The Offeror has not engaged any financial advisory firm or bank to act as dealer manager in connection with the Offer.

The Offeror has retained Innisfree M&A Incorporated to act as the Information Agent, American Stock Transfer Trust Company, LLC to act as U.S. Settlement Agent and Nordea Bank Danmark A/S, Securities Operations to act as Danish Settlement Agent in connection with the Offer. The Information Agent may contact holders of Invitel ADSs and Invitel Shares by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent, the Danish Settlement Agent and the U.S. Settlement Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, the Offeror will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Invitel Shares and Invitel ADSs pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The following is an estimate of fees and expenses to be incurred by the Offeror in connection with the Offer:

Filing	$1,500
U.S. Settlement Agent	$12,500
Danish Settlement Agent	$5,000
Information Agent	$12,500
Legal	$530,000
Printing	$15,000
Miscellaneous	$15,000

Total	$591,500

In addition, Invitel will incur its own fees and expenses in connection with the Offer. Invitel will not pay any of the fees and expenses to be incurred by the Offeror.

17. Miscellaneous

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Invitel Shares and Invitel ADSs other than the Offeror. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Invitel Shares and Invitel ADSs pursuant thereto, the Offeror will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Invitel Shares and Invitel ADSs in such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Offeror and the other Mid Europa Entities have filed with the SEC a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The Offer—Section 9. Certain Information Concerning Invitel—Financial Information.”

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR, MANAGEMENT LIMITED AND CERTAIN CONTROLLING PERSONS

1. Directors and Executive Officers of Management Limited. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Management Limited. Neither the Offeror, Management Limited nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Management Limited

Directors and Executive Officers

Name	Present Principal Occupation	Business Address	Citizenship
Directors
Mr. Roger Alan Le Tissier	Advocate	Ogier House, St. Julian’s Avenue, St Peter Port, GY1 1WA, GUERNSEY	British
Mr. Marcus Conway Leese	Advocate	Ogier House, St. Julian’s Avenue, St Peter Port, GY1 1WA, GUERNSEY	New Zealand
Mr. John Charlton Loveless	Company Director	Ogier House, St. Julian’s Avenue, St Peter Port, GY1 1WA, GUERNSEY	British
Mr. Christopher Wade Sherwell	Company Director	Ogier House, St. Julian’s Avenue, St Peter Port, GY1 1WA, GUERNSEY	British
Executive Officers
N/A

Roger Le Tissier is a director of Management Limited. Roger is the founding partner of Ogier in Guernsey and qualified as an Advocate in Guernsey in 1987. He specializes in investment funds, structured finance and banking and advises leading fund managers and financial institutions. His funds work has included acting for the world’s leading private equity secondaries funds and investment managers and also for the world’s largest listed fund of hedge funds. He also has experience working at a leading financial institution and also the Guernsey Financial Services Commission.

Marcus Leese is a director of Management Limited. Marcus is a partner of Ogier in Guernsey. He specializes in investment funds, structured finance, banking, corporate and commercial work and trusts. He is a qualified barrister and solicitor of the High Court of New Zealand, a solicitor admitted in England and Wales and an Advocate of the Royal Court of Guernsey. Having practiced with the Auckland office of Arthur Andersen for two years and then with the Auckland office of Russell McVeagh for seven years, he joined the Guernsey office in 1999 and became a partner in 2005.

John Loveless is a non-executive director of Management Limited. John retired at the end of December 2006 as Head of Fiduciary Services for the SG Hambros Private Banking Group after 32 years with the Bank. He is based in Guernsey where he specializes in private client trust and estate planning as well as private equity fund services. He remains a consultant for the Bank as well as a trustee of the SG Hambros Offshore Pension Schemes. He is Chairman of Duke Street Capital Holdings Limited and a director of a number of Guernsey domiciled private equity and other funds. He is a Trustee of the Truell Charitable Foundation.

Christopher Sherwell is a non-executive director of Management Limited. Christopher Sherwell is a resident of Guernsey. He is a non-executive director of a number of investment-related companies. He was managing director of Schroders (CI) Limited from April 2000 until January 2004 and served as a director of various Schroder group companies and investment funds. He remains a non-executive director of Schroders (CI) Limited. His other directorships include chairmanship of Hermes Absolute Return Fund (Guernsey) Limited, and of Goldman Sachs Dynamic Opportunities Limited, both funds of hedge funds. Before joining Schroders in 1993 he worked as Far East regional strategist with Smith New Court Securities in London and then Hong Kong. He was previously a journalist, working for the Financial Times.

2. Directors and Executive Officers of the Offeror. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Offeror. Neither the Offeror nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Hungarian Telecom

Directors and Executive Officers

Name	Present Principal Occupation	Business Address	Citizenship
Directors
Trust International Management (T.I.M.) B.V.	N/A	Naritaweg 165 Telestone 8, 1043 BW Amsterdam, the Netherlands	N/A
Europe Management Company B.V.	N/A	Naritaweg 165 Telestone 8, 1043 BW Amsterdam, the Netherlands	N/A
Executive Officers
N/A

3. Persons Controlling Management Limited. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the persons controlling Management Limited. Neither the Offeror nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Persons Controlling Management Limited

Name	Present Principal Occupation	Business Address	Citizenship
Thierry Baudon	Managing Partner of Mid Europa Partners LLP since 1998 to date	161 Brompton Road, London, SW3 1EX, United Kingdom	France
Matthew Strassberg	Partner of Mid Europa Partners LLP since 2002 to date	161 Brompton Road, London, SW3 1EX, United Kingdom	United States
Robert Knorr	Partner of Mid Europa Partners LLP since 1998 to date	161 Brompton Road, London, SW3 1EX, United Kingdom	Italy
Zbigniew Rekusz	Partner of Mid Europa Partners LLP since 2002 to date	Warsaw Financial Center, 29th Floor, Ul. Emilii Plater 53, 00-113 Warsaw, Poland	Poland
Craig Butcher	Senior Partner of Mid Europa Partners LLP since 2001 to date	Bank Centre, Platina Tower, 5th floor, Szabadsag Ter 7, 1054 Budapest, Hungary	New Zealand

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) the current ownership of Invitel Shares and Invitel ADSs by the Offeror, the Mid Europa Entities and their respective directors and executive officers and (ii) the purchases of Invitel Shares and Invitel ADSs by the respective directors and executive officers of the Offeror and the Mid Europa Entities during the past sixty days.

	Securities Ownership
Filing Person	Number	Percent (1)	Securities Transactions for Past 60 Days
Hungarian Telecom (Netherlands) Cooperatief U.A.	12,450,393 Invitel Shares (shared)	74.4	5,399,890 (November 2, 2009) 5,399,892 (November 12, 2009) 1,650,611 (November 27, 2009)

Hungarian Telecom LP	12,450,393 Invitel Shares (shared)	74.4	5,399,890 (November 2, 2009) 5,399,892 (November 12, 2009) 1,650,611 (November 27, 2009)

Mid Europa Fund III LP	12,450,393 Invitel Shares (shared))	74.4	5,399,890 (November 2, 2009) 5,399,892 (November 12, 2009) 1,650,611 (November 27, 2009)

Mid Europa III GP LP	12,450,393 Invitel Shares (shared)	74.4	5,399,890 (November 2, 2009) 5,399,892 (November 12, 2009) 1,650,611 (November 27, 2009)

Mid Europa III Management Limited	12,450,393 Invitel Shares (shared)	74.4	5,399,890 (November 2, 2009) 5,399,892 (November 12, 2009) 1,650,611 (November 27, 2009)

SCHEDULE C

RELEVANT PROVISIONS OF THE DANISH PUBLIC COMPANIES ACT

1	The Danish Public Companies Act (“Aktieselskabsloven”, lovbekendtgørelse 2006-06-15 nr. 649)

1.1	Section 19(3)

(3) If the transfer of shares comprises more than one share, the right of first refusal may not be exercised in respect of a proportion of such shares unless such treatment is warranted by the articles of association.

1.2	Section 20b

(1) Where a shareholder holds more than nine-tenths of the shares in a company and where that shareholder holds a corresponding proportion of the voting rights, such shareholder and the company’s board of directors may in a joint decision require the company’s remaining shareholders to allow their shares to be acquired by that shareholder. Subject to such decision being made, the aforementioned shareholders shall be invited, pursuant to the rules governing notices to convene the annual general meeting, to transfer their shares to the shareholder within a period of four weeks.

(2) The notice to convene the general meeting shall state the terms of redemption and the basis on which the redemption price has been determined. The notice shall also state that if the redemption price cannot be agreed upon, the redemption price must be determined by experts appointed by the court of the jurisdiction of the company’s registered office in accordance with the provisions of section 19(2). Finally, the notice shall also state the provisions of subsection (3) below.

(3) If the valuation made by the experts or the determination made under the provisions of section 19(2) results in a redemption price in excess of the price offered by the compulsorily acquiring shareholder, such redemption price shall also apply to any shareholders of the same class of shares, who have not requested a valuation. The costs of valuation shall be for the account of the compulsorily acquiring shareholder unless the court finds special reasons warranting that the minority shareholders in question be made to reimburse the shareholder’s expenses in full or in part.

(4) If acquisition of shares in a company with one or several share classes admitted for trade on a regulated market in a member state of the EU/EEA releases an obligation to allow shares to be acquired according to subsection (1) and an obligation to submit an offer according to section 31(1) in the Securities Trading Act the rules on pricing laid down pursuant to the Securities Trading Act shall be applied, unless a minority shareholder requests that the price be fixed by an expert, see subsection (3).

1.3	Section 20c

(1) Any minority shareholders who have not transferred their shares to the compulsorily acquiring shareholder before the expiry of the period set out in section 20b(1) shall be invited, through an advertisement inserted in the first issue of the Official Gazette (Statstidende) of the subsequent quarter, to transfer their shares to the compulsorily acquiring shareholder pursuant to section 20b within a period of not less than three months.

(2) The advertisement inserted pursuant to subsection (1) above shall reproduce information in respect of the particulars contained in section 20b(2). In addition, such advertisement shall state the date of an expert valuation or the date on which the court is scheduled to make a decision pursuant to section 19(2), as the case may be. Finally, it shall state that subsequent to the expiry of the period of notice, the shares will be registered in the name of the compulsorily acquiring shareholder in the company’s register of shareholders and that all rights to demand a valuation by experts shall be forfeit on expiry of the period of notice.

(3) For any shares not transferred to the compulsorily acquiring shareholder on expiry of the period of notice as defined in the advertisement in the Official Gazette and determined pursuant to subsection (1) above, the compulsorily acquiring shareholder shall forthwith deposit unconditionally in favour of the relevant shareholders the redemption sum corresponding to the number of shares not transferred. See the Act on the Right of Debtors to Free Themselves by Deposit (Lov om skyldneres ret til at frigøre sig ved deponering).

(4) Concurrently with the time of such deposit, all share certificates representing the shares so acquired shall be considered to be cancelled. The board of directors shall cause the new share certificates to be provided with an endorsement stating that such certificates have been issued in place of the share certificates cancelled.

1.4	Section 20d

Where a shareholder holds more than nine-tenths of the shares in a company and also holds a corresponding proportion of the voting rights, such a qualifying shareholder may be required by any of the company’s minority shareholders to acquire the shares of that minority shareholder. Section 19(2) and 2nd clause in section 20b(3) and section 20b(4) shall apply correspondingly.

2	The Danish Companies Act (“Selskabsloven”, lov 2009-06-12 nr. 470)

2.1	Section 67(3)

(3) If the articles of association do not set out the method for calculating the price to be applied in respect of the right of first refusal and if the price cannot be agreed upon, the price must be fixed at the value of the shares as determined by an expert appointed by the court of the jurisdiction of the company’s registered office. The expert’s determination may be brought before the court. Proceedings in this matter must be instituted not later than three months from the date when the determination of the expert is received. Any costs relating to the expert must be paid by the shareholder asking for the valuation by an expert, but the costs may be imposed on the company if the valuation by the expert deviates significantly from the price and provides the basis in whole or in part.

2.2	Section 70

(1) Where a shareholder holds more than nine-tenths of the shares in a company and where that shareholder holds a corresponding proportion of the voting rights, such shareholder may require the remaining shareholders in the company to allow their shares to be acquired by that shareholder. Subject to such decision being made, the aforementioned shareholders must be invited, pursuant to the rules governing notices to convene the annual general meeting, to transfer their shares to the shareholder within a period of four weeks.

(2) The notice to convene the general meeting must state the terms of redemption and the basis on which the redemption price has been determined. Further, if the redemption price cannot be agreed upon, the notice must state that the redemption price is to be determined in accordance with the provisions of section 67(3) by an expert appointed by the court of the jurisdiction of the company’s registered office. If the redemption takes place in connection with a concluded takeover bid pursuant to chapter 8 of the Danish Securities Trading Act, the provisions of this Act apply to the determination of the price on redemption unless a minority shareholder requests that the price is determined by an expert. The notice to convene the general meeting must also contain the information concerned with subsection 3, first sentence. Finally, the notice to convene the general meeting must contain a statement by the central management body of the company on the aggregate terms and conditions applying to the redemption.

(3) If the valuation made by the expert or a determination made under the provisions of section 67(3) results in a redemption price in excess of the price offered by the shareholder, such redemption price must also apply to any shareholders of the same class of shares that have not requested a valuation. The valuation costs must be paid by the party requesting the determination of the price. If a valuation or determination results in a redemption price in excess of the price offered by the redeeming shareholder, the court that has appointed the expert may order the redeeming shareholder to pay the costs in whole or in part.

2.3	Section 72

(1) Any shareholders who have not transferred their shares to the redeeming shareholder before the expiry of the period set out in section 70(1) must be invited by an announcement in the it-system of the Danish Commerce and Companies Agency to transfer their shares to the redeeming shareholder pursuant to section 70 within a period of not less than three months.

(2) The announcement pursuant to (1) above must contain information in respect of the particulars contained in section 70(2). In addition, such announcement must state the date of any expert valuation or judgment pursuant to section 67(1). Finally, it must be stated that subsequent to the expiry of the period of notice stipulated in (1) above, the shares will be registered in the name of the redeeming shareholder in the company’s register of shareholders and that the right to demand a valuation by an expert forfeits on expiry of the period of notice.

(3) For any shares not transferred to the redeeming shareholder on expiry of the period of notice that has been determined pursuant to (1) above in connection with the announcement in the it-system of the Danish Commerce and Companies Agency, the redeeming shareholder shall as soon as possible deposit unconditionally in favour of the relevant shareholders the redemption sum corresponding to the number of shares not transferred, cf the Danish Act on the Right of Debtors to Free Themselves by Deposit (In Danish: “Lov om skyldnerens ret til at frigøre sig ved deponering”).

(4) Concurrently with such deposit, all share certificates issued for the redeemed shares are to be considered cancelled. The company’s central management body shall cause the new share certificates to be provided with an endorsement stating that such certificates have been issued in place of the share certificates that have been cancelled.

2.4	Section 73

(1) Where a shareholder holds more than nine-tenths of the shares in a company and also holds a corresponding proportion of the voting rights, such a shareholder may be required by any of the company’s minority shareholders to acquire the shares of that minority shareholder. Section 67, subsection 3 and section 70, subsection 2, second sentence, and subsection 3, second and third sentences, apply correspondingly.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, ADR Certificates and any other required documents should be sent or delivered by each Invitel Shareholder or Invitel ADS Holder or its broker, dealer, commercial bank, trust company or other nominee to the U.S. Settlement Agent and the Danish Settlement Agent, at the applicable address set forth below.

The U.S. Settlement Agent for the Offer is:

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317

If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Danish Settlement Agent for the Offer is:

Nordea Bank Danmark A/S, Securities Operations

By Mail or by Hand:

Nordea Bank Danmark A/S, Securities Operations Helgeshøj Alle 33 Securities Operations/HH 6.1/ 2630 Taastrup, Denmark Phone: +45 3333 5092 Email: corpact@nordea.com

By Facsimile Transmission:

+45 3333 3182

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Holders of Invitel Shares and Invitel ADSs may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833